UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                 )

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Coca-Cola Bottling Co. Consolidated

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COCA-COLA BOTTLING CO. CONSOLIDATED

Notice of Annual Meeting

and

Proxy Statement

2012 Annual Meeting of Stockholders

May 8, 2012

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

March 28, 2012

Dear Stockholder:

We are pleased to invite you to attend the 2012 Annual Meeting of Stockholders of Coca-Cola Bottling Co. Consolidated to be held on Tuesday, May 8, 2012 at 9:00 a.m., Eastern Daylight Time, at the Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

Details regarding the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. In addition to considering the matters described in the Proxy Statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(704) 557-4400

Notice of 2012 Annual Meeting of Stockholders

Time and Date:	9:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2012

Place:	Marriott SouthPark
2200 Rexford Road
Charlotte, North Carolina 28211

Items of Business:	1.	Election of the twelve directors nominated by the board of directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

3.	Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan;

4.	Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan; and

5.	Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on March 12, 2012.

Voting:	For voting instructions, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested a printed copy of the proxy statement, your enclosed proxy card. Additional information about voting is also included in the accompanying proxy statement. Please vote by Internet, phone or mail as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on March 12, 2012, holders of valid proxies for the annual meeting and our invited guests.

By Order of the Board of Directors,

Henry W. Flint

Vice Chairman and Secretary

March 28, 2012

PROXY STATEMENT

The board of directors of Coca-Cola Bottling Co. Consolidated (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with Coke Consolidated’s annual meeting of stockholders. The annual meeting will take place on Tuesday, May 8, 2012, at 9:00 a.m. Eastern Daylight Time. The annual meeting will be held at the Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

General Information

Why am I receiving these materials?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under the U.S. Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail. The notice was mailed to stockholders beginning March 28, 2012, and our proxy materials were posted on the website referenced in the notice on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of our annual meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting copies in the notice.

What is included in these materials?

These materials include:

—	the Proxy Statement for Coke Consolidated’s annual meeting; and

—	the 2011 Annual Report to Stockholders, which includes our consolidated audited financial statements.

If you requested printed copies of these materials by mail, these materials also include the proxy card for the annual meeting.

What items will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

—	the election of the twelve directors nominated by the board of directors to serve for a one-year term;

—	the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

—	the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan; and

—	the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

—	“FOR” each of the nominees to the board of directors;

—	“FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

—	“FOR” the proposal to approve the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan; and

—	“FOR” the proposal to approve the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

—	stockholders as of the close of business on March 12, 2012;

—	holders of valid proxies for the annual meeting; and

—	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The board of directors set March 12, 2012 as the record date. All holders of Coke Consolidated common stock or class B common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote and each share of class B common stock is entitled to twenty votes.

As of the record date, there were 7,141,447 shares of common stock outstanding and 2,088,842 shares of class B common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

—

In person.  Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

—	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions provided in the notice, proxy card or voting instruction card provided.

—	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card provided.

If you vote by phone or the Internet, please have your notice or proxy card available. The control number appearing on your notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

—

Stockholders of record.  You may change or revoke your vote by submitting a written notice of revocation to Coca-Cola Bottling Co. Consolidated, c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 or by submitting another timely vote (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

—	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you:

—	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

—	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan (“Proposal 3”) and the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan (“Proposal 4”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal 2.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of common stock and class B common stock voting together as a class is necessary for the transaction of business at the annual meeting. This is called a “quorum.”

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

—

Proposal 1.  For the election of directors, the twelve nominees receiving the highest number of affirmative votes of the shares entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders will have no legal effect.

—

Proposal 2.  Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 2.

—

Proposal 3.  Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 3.

—

Proposal 4.  Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 4.

How are withhold authority votes, abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “for” and “withhold” votes may be cast in connection with the election of directors. Withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors. In the case of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 and the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan and the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan, an abstention will be counted as a vote present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal. A broker non-vote will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Broadridge Financial Solutions for a cost of $1,000, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

What are the expected voting results?

We expect each of the proposals of the board of directors to be approved by the stockholders. The board of directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,088,540 shares of our class B common stock (representing 41,770,800 votes and an aggregate of 85.4% of the total voting power of common stock and class B common stock together as of the record date) “FOR” electing the board of directors’ nominees for director, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012, “FOR” the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan, and “FOR” the approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan.

Where can I find the voting results of the annual meeting?

Coke Consolidated will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

Principal Stockholders

As of March 12, 2012, the only persons known to us to be beneficial owners of more than 5% of our common stock or class B common stock were as follows:

Name and Address	Class	Amount and Nature of Beneficial Ownership		Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211	Common Stock Class B Common Stock	2,088,540(2) 2,088,540(3)	(4)	22.6% 99.99%	41,770,800	85.4%
The Coca-Cola Company	Common Stock	2,482,165(5)		34.8%	2,482,165	5.1%
One Coca-Cola Plaza Atlanta, GA 30313
FMR LLC	Common Stock	531,976(6)		7.4%	531,976	1.1%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.	Common Stock	400,480(7)		5.6%	400,480	0.8%
100 E. Pratt Street Baltimore, MD 21202

(1)	A total of 7,141,447 shares of common stock and 2,088,842 shares of class B common stock were outstanding on March 12, 2012.

(2)	Consists of 2,088,540 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock.

(3)	Consists of (a) a total of 1,605,534 shares of class B common stock held by the JFH Family Limited Partnership—FH1, JFH Family Limited Partnership—SW1 and JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power, (b) 235,786 shares of class B common stock held by certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power, and (c) 247,220 shares of class B common stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)	The trusts described in note (3)(b) have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have the sole voting and investment power over the shares of class B common stock. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is derived from Amendment No. 27 to Schedule 13D filed jointly by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis, Inc. and Carolina Coca-Cola Bottling Investments, Inc. on February 25, 2009. Such entities have shared power to vote and dispose of 2,482,165 shares of our common stock.

(6)

FMR LLC stated in Amendment No. 2 to Schedule 13G filed on February 14, 2012 (“Amendment No.2”) that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 515,957 shares of common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 515,957 shares owned by the funds. Neither FMR LLC nor Edward

C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

FMR LLC also stated in Amendment No. 2 that Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, is the beneficial owner of 16,019 shares of common stock as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 16,019 shares and sole power to vote or to direct the voting of 16,019 shares of common stock owned by the institutional accounts or funds advised by PGALLC.

(7)	These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which own 400,480 shares of our common stock, representing 5.6% of our common stock outstanding and 0.8% of the total votes with respect to our common stock and class B common stock voting together as a single class), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the SEC’s reporting requirements, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is derived solely from Amendment No. 3 to Schedule 13G filed by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. on February 9, 2012, and information provided directly to us by Price Associates.

Proposal 1: Election of Directors

Our board of directors has nominated twelve directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each of the twelve nominees has agreed to be named in this proxy statement and to serve if elected.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the board of directors. At the annual meeting, proxies cannot be voted for a greater number of individuals than the twelve nominees named in this proxy statement.

The twelve nominees receiving the highest number of affirmative votes of the shares entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders, broker non-votes and abstentions will have no legal effect on the outcome of the director elections.

The board of directors recommends a vote “FOR” each of the twelve nominees listed below.

Nominees for Director

Listed below are the twelve persons nominated for election to the board of directors. The following paragraphs include information about each director nominee’s business background, as furnished to us by the nominee, and additional experience, qualifications, attributes or skills that led the board of directors to conclude that the nominee should serve on the board of directors.

Name	Age	Principal Occupation	Director Since
J. Frank Harrison, III	57	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1987
H.W. McKay Belk	55	Vice Chairman, Belk, Inc.	1994
Alexander B. Cummings, Jr.	55	Executive Vice President and Chief Administrative Officer of The Coca-Cola Company	2010
Sharon A. Decker	55	Chief Executive Officer, The Tapestry Group; Chief Executive Officer, North Washington Street Properties	2001
William B. Elmore	56	President and Chief Operating Officer of Coke Consolidated	2001
Morgan H. Everett	30	Community Relations Director of Coke Consolidated	2011
Deborah H. Everhart	51	Affiliate Broker, Assist2Sell	2003
Henry W. Flint	57	Vice Chairman of Coke Consolidated	2007
William H. Jones	56	President, Columbia International University	2010
James H. Morgan	64	Chairman of the Board and Chief Executive Officer, Krispy Kreme Doughnuts, Inc.	2008
John W. Murrey, III	69	Assistant Professor, Appalachian School of Law	1993
Dennis A. Wicker	59	Partner, Nelson Mullins Riley & Scarborough LLP	2001

J. Frank Harrison, III

Mr. Harrison is the Chairman of the board of directors and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the board of directors from November 1987 through his election as Chairman in December 1996 and was appointed as our Chief Executive Officer in May 1994. He was first employed by us in 1977 and has served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the board of directors. With over 30 years of experience with Coke Consolidated, Mr. Harrison provides the board of directors with a vital understanding and appreciation of our business. His strong leadership skills have been demonstrated through his service as CEO since 1994 and as the Chairman of the board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

H.W. McKay Belk

Mr. Belk was appointed Vice Chairman of Belk, Inc., an operator of retail department stores, in August 2010. Prior to such appointment, Mr. Belk served as President and Chief Merchandising Officer of Belk, Inc. from May 2004 until August 2010 and as President, Merchandising, Marketing and Merchandise Planning of Belk, Inc. from May 1998 until May 2004. Mr. Belk served as President and Chief Merchandise Officer of Belk Stores Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc.

Mr. Belk’s significant business experience, including executive, operational and marketing roles with Belk, Inc. and Belk Stores Services, Inc., and service as a director and executive committee member of Belk, Inc. qualify him for service as a member of the board of directors. Mr. Belk has been a valuable member and contributor to our board of directors since 1994.

Alexander B. Cummings, Jr.

Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company. Mr. Cummings joined The Coca-Cola Company in 1997 as Deputy Region Manager, Nigeria. In 2000, he was named President of the North & West Africa Division. In March 2001, he became President of the Africa Group, responsible for The Coca-Cola Company’s operations in Africa, and served in this capacity until June 2008. Mr. Cummings was appointed Chief Administrative Officer of The Coca-Cola Company effective July 2008, and was elected Executive Vice President effective October 2008. Mr. Cummings currently serves on the boards of C.A.R.E. and Clark Atlanta University, and he has previously served on the Advisory Board of The African Presidential Archives & Research Center, The Corporate Council on Africa, The African-America Institute and The Center for Global Development’s Commission on U.S. Policy toward Low-Income Poorly Performing States. Mr. Cummings also served on the board of Coca-Cola Hellenic Bottling Co., a publicly traded (Athens and NYSE) bottler of The Coca-Cola Company, from September 2006 to December 2010.

Mr. Cummings’ experience and position with The Coca-Cola Company, deep knowledge of the beverage industry and extensive international background in business and community affairs uniquely qualify him to serve as a member of our board of directors.

Sharon A. Decker

Ms. Decker has been the Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and the Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also currently serves as a director of Family Dollar Stores, Inc., a discount retailer, and SCANA Corporation, a diversified utility company.

Ms. Decker brings to the board of directors a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualifies her to serve as a member of our board of directors.

William B. Elmore

Mr. Elmore is our President and Chief Operating Officer, positions he has held since January 2001. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996.

Mr. Elmore has served Coke Consolidated in numerous capacities, including high-level leadership roles, for over twenty years, providing him with an essential understanding of our business and history as well as significant knowledge of the beverage industry. Mr. Elmore’s industry expertise and his years of business, financial, managerial, executive and board experience with Coke Consolidated make him a valuable member of our board of directors.

Morgan H. Everett

Ms. Everett is the Community Relations Director of Coke Consolidated, a position she has held since January 2009. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and her education qualify her to serve as a member of our board of directors. Ms. Everett’s service on the board also adds to the diversity of the board in both demographics and perspective.

Deborah H. Everhart

Ms. Everhart has been an affiliate broker with Assist2Sell, a real estate brokerage firm located in Chattanooga, Tennessee, since September 2009. Ms. Everhart was an affiliate broker with Fletcher Bright Company, a real estate brokerage firm located in Chattanooga, Tennessee, from February 1997 until September 2009.

Ms. Everhart has provided the board of directors with dedicated service for eight years. Her business acumen and board experience make her a valuable addition to our board of directors. Ms. Everhart is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Henry W. Flint

Mr. Flint is the Vice Chairman of the board of directors of Coke Consolidated, a position he has held since April 2007. Mr. Flint served as Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint has also served as our Secretary since 2000.

Mr. Flint’s long-standing service to Coke Consolidated and his managerial expertise make him a valuable member of our board of directors and qualify him for service on the board. Mr. Flint’s legal background provides the board of directors a valuable perspective on many of the issues that face our company and makes him a valuable addition to a well-rounded board of directors.

William H. Jones

Dr. Jones has served as President of Columbia International University, a university with an enrollment of 1,250, since 2007. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice

President of Columbia International University, where he also taught for twenty-one years. Since 2007, Dr. Jones has served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities. Dr. Jones also serves as chair of the International Leadership Team of Crossover Communications International, a missions agency he cofounded that ministers in nineteen countries.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the board of directors. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the board of directors.

James H. Morgan

Mr. Morgan has served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, since January 2005 and as Chief Executive Officer since January 2008, and served as President from January 2008 to November 2011. Mr. Morgan also served as Vice Chairman of Krispy Kreme from March 2004 to January 2005. From 2001 to 2008, Mr. Morgan served as Chairman of Covenant Capital, LLC, an investment management firm. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer.

As the current CEO of Krispy Kreme Doughnuts, Inc. and a former executive at several major public and private companies, Mr. Morgan provides the board of directors with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualifies him to serve as a member of our board of directors.

John W. Murrey, III

Mr. Murrey has been an Assistant Professor at Appalachian School of Law in Grundy, Virginia since August 2003. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and previously was a director of U.S. Xpress Enterprises, Inc. from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of our board of directors as well as his significant experience serving on the boards of directors of other companies gives him an understanding of the role of the board and qualifies him to serve on our board of directors. Mr. Murrey’s legal background also adds to the diversity of the board of directors. Mr. Murrey has been a valuable member and contributor to our board of directors since 1993.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson, Mullins, Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. From April 2008 until November 2009, he was a partner in the law firm of SZD Wicker, LPA. From 2001 until 2008, Mr. Wicker was a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves as a director of First Bancorp, a bank holding company, and Air T, Inc., an air transportation services company.

Mr. Wicker’s leadership skills, years of high quality service on Coke Consolidated’s board of directors, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on our board of directors.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to our board of directors, and Mr. Harrison and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock that they control for the election of such designee. Mr. Cummings has been The Coca-Cola Company’s designee on our board of directors since March 2010.

J. Frank Harrison, III and Deborah H. Everhart are brother and sister. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Deborah H. Everhart and Morgan H. Everett are aunt and niece. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of our stock owned or controlled by such entities for the election of Ms. Everhart to the board of directors.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for the affairs of Coke Consolidated. In exercising its fiduciary duties, the board of directors represents and acts on behalf of our stockholders.

Director Independence

The board of directors determines the independence of its members based on the standards specified by The NASDAQ Stock Market LLC (“Nasdaq”). The board of directors has reviewed the relationships between Coke Consolidated and each director to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following six directors and director nominees, comprising one-half of the Company’s board of directors, are independent: H.W. McKay Belk, Sharon A. Decker, William H. Jones, James H. Morgan, John W. Murrey, III and Dennis A. Wicker. Our board of directors is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under Nasdaq standards. We qualify as a controlled company because more than 50% of our voting power is controlled by the Chairman and CEO (the “Controlling Stockholder”). Nasdaq adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

The board of directors has determined that each member of the Audit Committee and Compensation Committee (see membership information below) is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements. All matters described below are within the Nasdaq independence standards.

Name	Matter Considered
Sharon A. Decker	De minimis payment by Coke Consolidated to The Tapestry Group, of which Ms. Decker is the Chief Executive Officer.
William H. Jones	De minimis charitable contributions by Coke Consolidated to Columbia International University and an affiliate of Columbia International University; Mr. Jones is the President of Columbia International University.
James H. Morgan	Ordinary course beverage sales to Krispy Kreme Doughnuts, Inc., of which Mr. Morgan is the Chairman and Chief Executive Officer.
Dennis A. Wicker	Ordinary course beverage sales to Nelson Mullins Riley & Scarbrough LLP, of which Mr. Wicker is a law partner.

The board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director. The board also did not consider de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

Mr. Harrison serves as both the Chairman of the board of directors and the CEO of Coke Consolidated, and Mr. Wicker serves as the Lead Independent Director.

The board of directors does not have a general policy regarding the separation of the roles of Chairman and CEO. Our bylaws permit these positions to be held by the same person, and the board of directors believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances.

The board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (1) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within our company and the Coca-Cola system and (2) because it provides an efficient structure that permits us to present a unified vision to our constituencies.

The board of directors has elected Mr. Wicker to serve as its Lead Independent Director. The Lead Independent Director (1) presides over all meetings of the independent directors in executive session, (2) serves as a liaison between the Chairman of the board and the independent directors, (3) has authority to call meetings of the independent directors and (4) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The board of directors has a standing Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Employee Benefits Committee. The board of directors may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Finance	Employee Benefits
J. Frank Harrison, III			Chairman	Chairman
H.W. McKay Belk	Chairman	X	X
Alexander B. Cummings, Jr.				X
Sharon A. Decker	X				X
William B. Elmore			X		Chairman
Morgan H. Everett				X	X
Deborah H. Everhart				X
Henry W. Flint				X	X
William H. Jones	X			X
James H. Morgan	X	X		X
John W. Murrey, III					X
Dennis A. Wicker	X	Chairman	X

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. We do not include the committee charters on our corporate website. Copies of the Compensation Committee Charter and Executive Committee Charter are attached to this proxy statement as Appendix A and B, respectively. A copy of the Audit Committee Charter was attached to our proxy statement for our 2010 annual meeting of stockholders.

The following table provides information about the operation and key functions of each board committee:

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2011
Audit Committee	H.W. McKay Belk (Chairman) Sharon A. Decker William H. Jones James H. Morgan Dennis A. Wicker	• Acts on behalf of the board of directors in its oversight of accounting and financial reporting processes, internal controls and audit functions. • Oversees compliance with significant regulatory requirements. • Assists the board in its oversight of enterprise risk management. • Reviews and approves related person transactions. • The board of directors has determined that Mr. Morgan is an “audit committee financial expert” within the meaning of the regulations of the SEC. • Reports regularly to the board, as appropriate.	4
Compensation Committee	Dennis A. Wicker (Chairman) H.W. McKay Belk James H. Morgan	• Administers our executive compensation plans. • Reviews and establishes the compensation of our executive officers and makes recommendations to the board of directors concerning executive compensation. • Reviews and approves compensation of the members of the board of directors. • Reviews and approves employment offers and arrangements, change of control arrangements and other benefits for each executive officer. • Oversees regulatory compliance and risk regarding compensation matters. • Reports regularly to the board, as appropriate.	2

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2011
Executive Committee	J. Frank Harrison, III (Chairman) H.W. McKay Belk William B. Elmore Dennis A. Wicker	• Assists the board of directors in handling matters that need to be addressed before the next scheduled board of directors meeting. • Identifies, evaluates and recommends director candidates to the board of directors. • Reports regularly to the board, as appropriate. • The board of directors has determined that Mr. Belk and Mr. Wicker are “independent” within Nasdaq’s independence standards.	1
Finance Committee	J. Frank Harrison, III (Chairman) Alexander B. Cummings, Jr. Morgan H. Everett Deborah H. Everhart Henry W. Flint William H. Jones James H. Morgan	• Reviews and approves policies related to our financial affairs, including policies regarding the management of material financial risks and borrowing transactions. • Reviews and approves policies related to cash management, investing activities, loan agreements, hedging activities, leasing transactions and other investment banking transactions and arrangements. • Reports regularly to the board, as appropriate.	2
Employee Benefits Committee	William B. Elmore (Chairman) Sharon A. Decker Morgan H. Everett Henry W. Flint John W. Murrey, III	• Assists the board in overseeing Coke Consolidated’s general employee benefit and welfare plans. • Oversees and reviews the investment funding policies, financial status and objectives of the general employee benefit and welfare plans. • Reports regularly to the board, as appropriate.	1

Director Meeting Attendance

The board of directors held four meetings during fiscal year 2011. Each incumbent director attended 100% of the aggregate number of meetings of the board and committees of the board on which the director served during fiscal year 2011. Absent extenuating circumstances, each director is required to attend the annual meeting of stockholders in person. All 12 of the incumbent directors attended the 2011 annual meeting of stockholders. The independent directors held three executive sessions in fiscal year 2011.

Director Nomination Process

The board of directors does not have a standing Nominating Committee comprised solely of independent directors. The board of directors is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under Nasdaq standards as further described under “Director Independence” beginning on page 12.

The board of directors has delegated to its Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because we are a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the board of directors has approved the following nomination and appointment process to provide our constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

—	whether the candidate is of the highest ethical character and shares the values of our company;

—	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

—	whether the candidate possesses expertise or experience that will benefit us and is desirable given the current make-up of the board of directors;

—	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

—	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

—	whether the candidate is eligible to serve on the Audit Committee or other board committees under the applicable Nasdaq listing standards and other applicable laws, rules or regulations;

—	whether the candidate is eligible by reason of any legal or contractual requirements affecting us or our stockholders;

—

whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

—

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

—

if the candidate is an incumbent director, the director’s overall service to our company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director nominees, but the Executive Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require further information and obtain further assurances concerning the director candidate as it deems reasonably necessary for considering the candidate.

Recommendations by stockholders for director candidates to be considered for the 2013 annual meeting of stockholders must be submitted by November 28, 2012. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Executive Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

Our Code of Business Conduct includes our policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the board of directors or our executive officers must be reported to and approved by the Audit Committee.

For purposes of our Code of Business Conduct, any related person transaction that is required to be reported in our proxy statements under SEC rules is deemed to be a “material transaction” and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described beginning on page 44.

The board of directors also forms special committees from time to time for the purpose of approving certain related person transactions.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

The Audit Committee assists the board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Finance Committee assists the board in its oversight of the management of material financial risks, including risks related to borrowing and hedging transactions. The Compensation Committee assists the board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The board of directors believes that this division of responsibilities is the most effective risk management approach and that our board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his over 30 years of employment with the Company and his position as the controlling stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the board particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors, or any of our individual directors, may do so by sending a written communication to a director c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on our board of directors in 2011:

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
H. W. McKay Belk	$107,600	—	$107,600
Alexander B. Cummings, Jr.	84,600	—	84,600
Sharon A. Decker	89,400	—	89,400
Deborah H. Everhart	84,600	—	84,600
William H. Jones	91,000	—	91,000
James H. Morgan	94,200	—	94,200
John W. Murrey, III	83,000	—	83,000
Dennis A. Wicker	107,600	—	107,600

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2011.

The elements of compensation for our non-employee directors are as follows:

Elements of Non-Employee Director Compensation	2011 ($)
Basic Annual Retainer for All Non-Employee Directors	$75,000
Supplemental Annual Retainer for Chairman of the Audit Committee	15,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	10,000
Supplemental Annual Retainer for Lead Independent Director	5,000
Award for each Board of Directors and Committee Meeting Attended	1,600

Under our Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the board of directors. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment.

Employee directors (currently Mr. Harrison, Mr. Flint, Mr. Elmore and Ms. Everett) receive no compensation for their service as directors.

The Compensation Committee reviews and approves compensation of the members of the board of directors. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the Committee deems appropriate. Each element of non-employee director compensation was increased for 2011, except the award for each board of directors and committee meeting attended. These increases to director compensation for fiscal year 2011 were recommended by management and approved by the Compensation Committee based on advice from Meridian Compensation Partners.

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the following “named executive officers” of Coke Consolidated:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
William B. Elmore	President and Chief Operating Officer
Henry W. Flint	Vice Chairman of the Board and Secretary
Steven D. Westphal	Former Executive Vice President, Operations and Systems
James E. Harris	Senior Vice President, Shared Services and Chief Financial Officer

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for our executive compensation program are to provide compensation that is:

—	competitive to attract and retain appropriate officer talent;

—	affordable and appropriately aligned with stockholder interests;

—	fair, equitable and consistent as to each component of compensation;

—	designed to motivate our executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

—	designed to appropriately take into account risk and reward in the context of our business environment and long-range business plans;

—	designed to consider individual value and contribution to our success;

—

reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

—	sensitive to, but not exclusively reliant upon, market benchmarks; and

—	responsive to our succession planning objectives.

We seek to accomplish these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of our company and its stockholders and employees.

In making decisions about executive compensation, we rely primarily on our general experience and subjective considerations of various factors, including individual and corporate performance, our strategic business goals and compensation survey data. We do not set specific benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Compensation Committee of the board of directors (the “Committee”) oversees the compensation program for our executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of our 2011 executive compensation program:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salary	Fixed cash compensation based on responsibility, performance assessment, experience, tenure and potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate our executive officers to achieve our annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve our longer-term strategic and financial goals.
Performance Units	Performance-based restricted stock units granted only to CEO. Awards vest in equal annual increments over a ten-year period with each annual increment tied to our annual performance.	Promote long-term retention, motivate our CEO to consistently achieve our annual strategic and financial goals, and maintain an appropriate balance of at-risk, performance-based compensation for our CEO.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract officer talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling our executive officers to defer a portion of their annual salary and bonus and cash awards under the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Insurance and Other Personal Benefits	Premiums paid for life and disability insurance, annual flexible benefit allowance and personal use of corporate aircraft.	Attract and retain officer talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to our corporate performance, job tenure and future potential.

The Committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and non-cash compensation or short-term and long-term compensation.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the Vice Chairman and the President make specific recommendations to the CEO. The CEO reviews and approves compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Benchmarking

Management retained Meridian Compensation Partners to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters.

During 2011, management retained Meridian Compensation Partners to complete a comparative study of our executive compensation program relative to peer companies, which was considered by the Committee in connection with its decisions regarding compensation for 2011 (the “2011 Executive Compensation Review”). Meridian representatives attended the February 2011 Committee meeting to present the comparative study and also met in executive session with the Committee.

The following factors were used for selecting the peer companies for the 2011 Executive Compensation Review from among the participants in Meridian’s executive pay database:

—	comparable markets for business and talent;

—	similar business operations and focus;

—	company size, measured by revenue; and

—	consistency with prior year peer groups.

Based on these factors, 30 peer companies were selected with median revenues of $2 billion. Because we compete for executive talent from a variety of industries, the 30 companies represented a cross section of industries.

The peer group consisted of the following companies:

Company Name	2008 Reported Revenues ($ in billions)
The Clorox Company	5.3
The Hershey Company	5.1
Molson Coors Brewing Company	4.7
Corn Products International Inc.	4.2
Graphic Packaging Corporation	4.1
Del Monte Foods Company	3.6
Joy Global Inc.	3.4
McCormick & Company, Inc.	3.2
The Scotts Miracle-Gro Company	3.0
Bausch & Lomb Incorporated	2.7
Packaging Corporation of America	2.4
Tupperware Corporation	2.2
Solutia Inc.	2.1
Sauer-Danfoss Inc.	2.1
Applied Industrial Technologies	2.1
ACCO Brands Corporation	1.9
Valmont Industries, Inc.	1.9
Mueller Water Products	1.9
Cott Corp.	1.6
Herman Miller, Inc.	1.6
Brady Corporation	1.5
Alberto-Culver Company	1.4
Woodward Governor Company	1.3
Kaman Corporation	1.3
Hansen Natural Corp	1.0
OMNOVA Solutions Inc.	0.9
Graco Inc.	0.8
Neenah Paper, Inc.	0.7
ESCO Technologies	0.6
National Beverage Corp.	0.6

Coke Consolidated	1.5

The compensation data was adjusted for differences in revenues and sizes of peer companies through regression analysis.

Management and the Committee have used the studies by Meridian Compensation Partners and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range. We have not, however, relied exclusively on the compensation studies or set compensation components to meet specific benchmarks, such as targeting salaries or total compensation “above the median” or “at the 75th percentile.”

During 2011, management and the Committee decided to engage Hay Group as the executive compensation consultant to the Company for ongoing executive compensation matters. Since its engagement, Hay Group has provided the Committee an update on executive compensation regulatory developments and proposed a methodology for compensation benchmarking in 2012.

Neither Hay Group nor Meridian provides any services to the Company other than executive and director compensation consulting.

Base Salaries

Base salaries are the foundation of our compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of our executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

After making no adjustment to executive officer base salaries in 2010, the Committee approved a market-based adjustment of executive officer base salaries in 2011. The following table reflects the base salaries paid to the named executive officers for 2011:

Name	2010 Base Salary	2011 Base Salary	% Increase
J. Frank Harrison, III	$839,250	$864,428	3.0%
William B. Elmore	$682,631	$703,110	3.0%
Henry W. Flint	$516,206	$531,692	3.0%
Steven D. Westphal	$450,000	$463,500	3.0%
James E. Harris	$426,420	$450,000	5.5%

The base salary adjustments in 2011 averaged 4.7% for all officers. Mr. Harris’ base salary was increased by more than 3.0% based on the market study described above and the Committee’s review of the duties and responsibilities of his position, his tenure with the Company and his performance.

The Committee believes the named executive officers’ base salaries for 2011 were within a reasonable range of base salaries for comparable executive talent.

Annual Bonus Plan

The Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Annual Bonus Calculation

Based on the Committee’s determinations as described below, the bonus amounts paid to the named executive officers for 2011 were calculated as follows:

Name	Base Salary	x	Target Bonus % (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor	=	Bonus Award Earned
Mr. Harrison	$864,428	x	100%	x	118.5%	x	1.0	=	$1,024,347
Mr. Elmore	$703,110	x	100%	x	118.5%	x	1.0	=	$833,185
Mr. Flint	$531,692	x	85%	x	118.5%	x	1.0	=	$535,547
Mr. Westphal	$463,500	x	60%	x	118.5%	x	1.0	=	$329,549
Mr. Harris	$450,000	x	60%	x	118.5%	x	1.0	=	$319,950

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2011 were as follows:

Name	2011 Target Bonus Award (% of Base Salary)
J. Frank Harrison, III	100%
William B. Elmore	100%
Henry W. Flint	85%
Steven D. Westphal	60%
James E. Harris	60%

The target bonus percentages for the named executive officers remained unchanged from 2010 as a percent of base salary.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on our achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s 2011 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2011:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Revenue	10%	$1.44 billion	$1.54 billion	$1.64 billion
Earnings Before Interest and Taxes	75%	$80 million	$90 million	$101 million
Net Debt Reduction	15%	$10 million	$20 million	$48.5 million

The Committee selected Revenue, Earnings Before Interest and Taxes and Net Debt Reduction as the performance measures for 2011 because they are set forth in our Annual Bonus Plan as key annual goals under our long-range strategic plan. The Committee also believes the achievement of these goals is consistent with the long-term interests of our stockholders. The Committee increased the weight assigned to Earnings Before Interest and Taxes to 75% for 2011 from 70% in 2010 because it believes the measure is a comprehensive financial measure of the executive officers’ and the Company’s performance.

The performance measures are defined as follows:

—	“Revenue” means net sales revenue determined on a consolidated basis in accordance with generally accepted accounting principles;

—	“Earnings Before Interest and Taxes” means income from operations determined on a consolidated basis in accordance with generally accepted accounting principles; and

—

“Net Debt Reduction” means the change in “Net Debt” from the beginning of the fiscal year to the end of the fiscal year. The term “Net Debt” means the obligations of Coke Consolidated and its subsidiaries under long-term debt and capital leases (including any current maturities), less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee also approves the threshold, target and maximum performance goals for each performance measure under the Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there is no payout on that measure. Increasingly larger payouts are awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee makes adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects our normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

The following table reflects the calculation of the overall goal achievement factor for 2011:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Revenue	10%	$1.54 billion	$1.56 billion	105%	10.5%
Earnings Before Interest and Taxes	75%	$90 million	$94.2 million	120%	90.0%
Net Debt Reduction	15%	$20 million	$29.4 million	120%	18.0%

Overall Goal Achievement Factor					118.5%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer based on its subjective judgment of the executive officer’s performance for the year, including consideration of the executive officer’s annual performance evaluation and management’s recommendations. The maximum individual performance factor is 1.5.

In the first quarter of 2012, each named executive officer’s individual performance factor was set at 1.0 based on 2011 performance. As a result, the individual performance factors had no impact on the executives’ annual bonus awards.

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to encourage retention of executive officers and key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve our long-term strategic goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

2011 Long-Term Plan

In the first quarter of 2011, the Committee established the long-term performance plan for the 2011-2013 three-year period (the “2011 Long-Term Plan”).

The Committee approved target awards under the 2011 Long-Term Plan based on each executive officer’s base salary, position and level of responsibility, and its subjective consideration of comparative data provided by Meridian Compensation Partners. Payouts with respect to the target awards will be made in early 2014 depending on our achievement of specified average performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2011 Long-Term Plan:

Name	2011 LTPP Target Awards
William B. Elmore	$703,110
Henry W. Flint	$451,938
Steven D. Westphal	$278,100
James E. Harris	$270,000

Mr. Harrison does not participate in the 2011 Long-Term Plan due to his long-term performance stock units described below.

The long-term performance factor is calculated based on our achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2011 Long-Term Plan:

Performance Measure	Weight
Average Revenue	10%
Average Earnings Per Share	40%
Average Return on Total Assets	10%
Average Debt/Operating Cash Flow	40%

The Committee selected Revenue, Earnings Per Share, Return on Total Assets and Debt/Operating Cash Flow as the performance measures under the 2011 Long-Term Plan because they are set forth in our Long-Term Performance Plan as key, long-term strategic goals. The Committee also believes the achievement of goals with respect to these measures is consistent with the long-term interests of our stockholders.

Each of the performance measures is defined as follows:

—	“Revenue” means net sales determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Earnings Per Share” means diluted net income per share of common stock determined by dividing (a) net income by (b) the weighted average number of shares of common stock outstanding, all determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Return on Total Assets” means (a) net income divided by (b) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

—

“Debt/Operating Cash Flow” means (a) long-term debt and obligations under capital leases (including the current portion thereof) less cash, short-term investments and marketable securities divided by (b) the sum of (i) income from operations, plus (ii) depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2011 Long-Term Plan. The target performance goals are set at a level believed by management to be reasonably achievable and the Company’s 2011 financial results were favorable for the first year of the 2011 Long-Term Plan. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2011 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for level of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Level	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee will make adjustments to actual levels of achievement to ensure that each corporate performance measure reflects our normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events that we view as being outside of management’s control. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

Payments, if any, under the 2011 Long-Term Plan will be made in early 2014 based on our audited financial results for fiscal years 2011 through 2013. Consistent with our historical practices of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of our company stock held by stockholders who are not affiliates of our company and the limited trading volume of our common stock.

2009 Long-Term Plan

In the first quarter of 2009, the Committee established the long-term performance plan for the 2009-2011 three-year period (the “2009 Long-Term Plan”). Awards under the 2009 Long-Term Plan were paid in early 2012 based on our audited financial results for fiscal years 2009 through 2011. The awards were calculated as follows:

Name	2009 LTPP Target Awards	x	Long-Term Performance Factor (%)	=	Award Earned
Mr. Elmore	$682,631	x	140%	=	$955,683
Mr. Flint	$387,155	x	140%	=	$542,016
Mr. Westphal	$270,000	x	140%	=	$378,000
Mr. Harris	$213,210	x	140%	=	$298,494

The following table reflects the calculation of the long-term performance factor under the 2009 Long-Term Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Average Revenue	20%	$1.50 billion	$1.50 billion	100%	20%
Average Earnings Per Share	30%	$2.04	$3.62	150%	45%
Average Return on Total Assets	20%	1.40%	2.54%	150%	30%
Average Debt/Operating Cash Flow	30%	4.29	3.55	150%	45%

Long-Term Performance Factor					140%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement to ensure that each corporate performance measure reflected our normalized operating performance in the ordinary course of business.

CEO Performance Units

The Committee awarded 400,000 performance units to Mr. Harrison, our Chairman and CEO, in 2008. The award was made to maintain Mr. Harrison’s total compensation and at-risk compensation at competitive levels and provide a retention incentive though 2019.

The Committee designed the award to be payable in class B common stock:

—	due to Mr. Harrison’s unique position within our company and the Coca-Cola system;

—	to enhance our flexibility to make acquisitions with stock without impairing our favorable ownership and control structure;

—	to further align Mr. Harrison’s interests with those of our stockholders; and

—	in recognition of our historical practices for Mr. Harrison’s compensation.

Each performance unit represents the right to receive one share of our class B common stock based on the achievement of specified corporate performance goals under the Annual Bonus Plan. For each of our fiscal years 2009 through 2018, up to 40,000 performance units may vest in accordance with the following formula:

The following reflects the calculation of vested performance units for 2011.

Name	Vesting Target	x	Overall Goal Achievement Factor (Max. 100%)	=	Vested Performance Units
J. Frank Harrison, III	40,000	x	100%	=	40,000

The value realized by Mr. Harrison upon vesting of the 40,000 performance units was $2,547,200 based on the closing price of our common stock on March 6, 2012.

The overall goal achievement factor under the Annual Bonus Plan for 2011 was 118.5% (see page 24 above for a discussion of the overall goal achievement factor, including the corporate performance measures and goals used for determining the overall goal achievement factor); however, for purposes of calculating the number of performance units that vest in a given year, the overall goal achievement factor is limited to 100%.

If fewer than 40,000 performance units vest for any annual performance period, Mr. Harrison will automatically forfeit the unvested portion of the units for that performance period. No performance units were forfeited for 2011.

The award agreement does not provide for income tax reimbursements. If requested by Mr. Harrison, a portion of the award will be settled in cash as necessary to satisfy maximum statutory tax withholding requirements.

Officer Retention Plan

The Officer Retention Plan (“ORP”) provides the executive officers and certain key employees with a supplemental retirement benefit that increases each year until age 60 pursuant to a pre-determined schedule. The amount of the benefit is based on each participant’s position and level of responsibility, performance, and job tenure.

Historically, the Committee has emphasized retention as a key objective of our compensation program, and the ORP was implemented for the purpose of attracting and retaining officer talent until retirement and promoting a long-term perspective. The ORP is also provided in light of our historical practice of not using equity as a significant component of compensation (except for the CEO), and provides a significant benefit to the named executive officers. The material terms of the ORP are described beginning on page 36.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (“SSIP”) allows the executive officers to defer a portion of their annual salary and bonus. We may match up to 50% of the first 6% of salary deferred. We may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This provided participants with an above market rate of return and resulted in a long-term fixed liability for us that was not contingent on our corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 37.

Other Benefits and Executive Compensation Policies

Pension Plan

We maintain a traditional pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen.

401(k) Savings Plan

We maintain a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the tax code for substantially all of our employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the tax code.

Severance and Change of Control

Our senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change of control of our company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 38.

Change of control benefits are provided to ensure that in the event of a friendly or hostile change of control, our executive officers will be able to advise our board of directors about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change of control.

The Committee does not consider the change of control provisions in determining the forms or amounts of other compensation. The terms of the change of control provisions are described beginning on page 38.

Personal Benefits

We provide personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with our overall objective of attracting and retaining officer talent. The Committee believes the value of providing these benefits to our executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (g)) on page 31.

Each of the executive officers is provided with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to us how the allowance is spent. The Committee made this change to:

—	minimize decisions regarding the types of benefits provided;

—	give our executive officers choice and flexibility;

—	fix our expenses with respect to these types of benefits; and

—	eliminate inequity among executive officers.

Each of the named executive officers received an annual flexible benefit allowance of $25,000 for 2011, except for Mr. Harrison and Mr. Elmore who each received $45,000. These amounts were determined based on our annual average costs of providing historical personal benefits that were replaced by the annual flexible benefit allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

We continue to pay long-term disability and life insurance premiums for the named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. For certain elements of compensation, we also pay income tax gross-ups to provide the full benefit of the compensation.

Our board of directors requires the CEO to use our corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. Our board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other named executive officers may use our corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and board of directors. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing our incentive and equity compensation plans. Under Section 162(m) of the tax code, a public company is generally not permitted to deduct non-performance-based compensation paid to a named executive officer to the extent the compensation exceeds $1 million in any year. Special rules apply for “performance-based” compensation. The Committee has designed the Annual Bonus Plan, the Long-Term Performance Plan, and the CEO’s performance unit award to maximize the deductibility of compensation paid to our named executive officers. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

I. 2011 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
J. Frank Harrison, III	2011	$858,133	$2,378,400	$1,024,347	$1,091,719	$697,855	$6,050,454
Chairman and CEO	2010	839,250	2,356,800	1,233,698	1,134,249	686,036	6,250,033
	2009	837,213	1,634,400	1,122,917	944,199	696,567	5,235,296
William B. Elmore	2011	697,990	—	1,788,868	749,149	113,297	3,349,304
President and Chief Operating Officer	2010	682,631	—	1,696,372	801,253	116,313	3,296,569
	2009	680,974	—	913,360	698,498	184,597	2,477,429
Henry W. Flint	2011	527,821	—	1,077,563	304,350	77,481	1,987,215
Vice Chairman	2010	516,206	—	1,007,818	313,790	83,117	1,920,931
	2009	514,158	—	587,081	300,115	128,975	1,530,329
Steven D. Westphal Former Executive Vice President, Operations and Systems	2011 2010 2009	460,125 450,000 447,000	— — —	707,549 702,432 361,260	343,607 403,028 316,718	87,168 95,213 102,438	1,598,449 1,650,673 1,227,416
James E. Harris Senior Vice President, Shared Services and Chief Financial Officer	2011 2010 2009	444,105 426,420 425,385	— — —	618,444 630,712 285,275	200,000 200,000 200,000	83,387 88,854 114,226	1,345,936 1,345,986 1,024,886

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the executive officers under our 401(k) Savings Plan and Supplemental Savings Incentive Plan.

Stock Awards (Column (d))

The amounts shown in the “Stock Awards” column represent the grant-date fair values of 40,000 performance units awarded to our CEO and subject to vesting in each of 2011, 2010 and 2009. The grant-date fair values of the awards are computed in accordance with FASB ASC Topic 718 based on our expectations as of the grant dates regarding the probable level of achievement under the awards. We assumed the maximum level of achievement under each of the awards. The assumptions made in determining the fair value of the performance unit awards are described beginning on page 86 of our Form 10-K for the fiscal year ended January 1, 2012.

Non-Equity Incentive Plan Compensation (Column (e))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the performance-based cash awards earned under our Annual Bonus Plan and the 2009 Long-Term Plan, as follows:

Name	2011 Annual Bonus Plan	2009 Long-Term Plan	Total
Mr. Harrison	$1,024,347	—	$1,024,347
Mr. Elmore	833,185	$955,683	1,788,868
Mr. Flint	535,547	542,016	1,077,563
Mr. Westphal	329,549	378,000	707,549
Mr. Harris	319,950	298,494	618,444

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2011.

Name	Pension Plan (1)	Officer Retention Plan (2)	Nonqualified Deferred Compensation Earnings (3)	Total
Mr. Harrison	$61,033	$958,177	$72,509	$1,091,719
Mr. Elmore	38,326	569,298	141,525	749,149
Mr. Flint	5,885	292,929	5,536	304,350
Mr. Westphal	36,321	269,444	37,842	343,607
Mr. Harris	—	200,000	—	200,000

(1)	The amount shown in this column reflects the aggregate increase in the present value of each executive’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Pension Plan is on page 35.

(2)	The amount shown in this column reflects the aggregate increase in the present value of each executive’s benefit under the Officer Retention Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Officer Retention Plan is on page 35.

(3)	The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the Supplemental Savings Incentive Plan that is deemed to be “above-market interest” under SEC rules. Additional information regarding the SSIP is presented beginning on page 37. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (g))

The following table describes each component of the “All Other Compensation” column for 2011. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits.

Name	Supplemental Savings Incentive Plan	401(k) Savings Plan	Life Insurance	Disability Insurance	Income Tax Gross- Ups	Flexible Benefit Allowance	Personal Use of Company Aircraft	Directors Fees	Total
Mr. Harrison	$25,744	$7,350	$226,316	$10,209	$229,059	$45,000	$154,177	—	$697,855
Mr. Elmore	20,940	7,350	18,458	8,361	12,091	45,000	1,097	—	113,297
Mr. Flint	15,835	7,350	8,793	15,235	5,061	25,000	207	—	77,481
Mr. Westphal	—	7,350	7,592	8,518	3,908	25,000	—	$34,800	87,168
Mr. Harris	13,323	7,350	4,219	12,991	2,504	25,000	—	18,000	83,387

The following describes each of the personal benefits reflected in the above table:

Supplemental Savings Incentive Plan

We make matching and discretionary contributions to the executives’ accounts under the Supplemental Savings Incentive Plan.

401(k) Savings Plan

We make matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation.

Disability and Life Insurance

We pay long-term disability, excess group life insurance and individual life insurance premiums for certain named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. Of the amount shown for Mr. Harrison, $222,704 was for premiums paid on (1) an individual whole-life policy that we agreed to provide to Mr. Harrison in 2003 in connection with the termination of a split-dollar life insurance arrangement and (2) a joint and survivor whole-life policy on Mr. Harrison and his spouse.

Income Tax Gross-Ups

We pay income tax gross-ups with respect to certain individual life insurance premiums and personal use of corporate aircraft.

Flexible Benefit Allowance

Beginning in 2009, we replaced many of our historical personal benefits with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to us how the allowance is spent.

Aircraft Usage

Coke Consolidated owns and operates one corporate aircraft to allow employees to safely and efficiently travel for business purposes. The corporate-owned aircraft allows employees to be more productive than if commercial flights were utilized, as the aircraft provides a confidential and productive environment for conducting business without the scheduling constraints imposed by commercial airline service.

Mr. Harrison is also required to use our corporate aircraft whenever reasonable for both business and personal travel. This policy increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison for personal use allows him to efficiently and securely conduct business during personal flights. Consistent with past practices, we reimburse Mr. Harrison for taxes incurred because of his personal use of the corporate aircraft.

Other named executive officers may also use the corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and board of directors. Depending on availability, family members of executive officers are also permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. This use has no or nominal incremental cost to Coke Consolidated.

The incremental cost of personal use of company aircraft is calculated based on the average cost of fuel, crew travel, on board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Directors Fees

This column reflects fees paid to (1) Mr. Harris by South Atlantic Canners, Inc. for his service as a director of South Atlantic Canners and (2) Mr. Westphal by Southeastern Container, Inc. for his service as a director of Southeastern Container. South Atlantic Canners and Southeastern Container are each manufacturing cooperatives comprised of Coca-Cola bottlers in which we are a member.

II. 2011 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to our named executive officers in March 2011.

			Date of Initial Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant-Date Fair Value of Stock and Option Awards ($)
Name	Plan(1)	Grant Date		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Mr. Harrison	ABP	N/A	N/A	$43,221	$864,428	$1,944,962	—	—	—	—
	PU(5)	3/8/2011	2/27/2008	—	—	—	20,000	40,000	40,000	$2,378,400(6)
Mr. Elmore	ABP	N/A	N/A	35,156	703,110	1,581,997	—	—	—	—
	LTPP	N/A	N/A	70,311	703,110	1,054,665	—	—	—	—
Mr. Flint	ABP	N/A	N/A	22,597	451,938	1,016,861	—	—	—	—
	LTPP	N/A	N/A	45,194	451,938	677,907	—	—	—	—
Mr. Westphal	ABP	N/A	N/A	13,905	278,100	625,725	—	—	—	—
	LTPP	N/A	N/A	27,810	278,100	417,150	—	—	—	—
Mr. Harris	ABP	N/A	N/A	13,500	270,000	607,500	—	—	—	—
	LTPP	N/A	N/A	27,000	270,000	405,000	—	—	—	—

(1)	Incentive award opportunities were granted under the following plans in 2011:

ABP	2011 Annual Bonus Plan

PU	CEO’s Performance Unit Award Agreement

LTPP	2011 Long-Term Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 19.

(2)	The threshold payment is computed by multiplying the lowest achievable target level by the lowest weighted plan factor and applying this percentage to a participant’s grant amount.

(3)	The target award amounts shown for the Annual Bonus Plan were computed using an individual performance factor of 1.0.

(4)	The maximum award amounts shown for the Annual Bonus Plan were computed using the maximum individual performance factor of 1.5.

(5)	Mr. Harrison was awarded 400,000 performance units in 2008. The performance units are subject to vesting in annual increments over a ten-year period beginning with 2009. Up to 40,000 performance units may vest each year based on the achievement of corporate performance goals established under the Annual Bonus Plan. Because the performance goals under the Annual Bonus Plan are set in the first quarter of each year, each 40,000 unit increment has an independent performance requirement and is considered to have its own service inception date, grant-date and service period. Mr. Harrison does not have any voting rights or dividend rights with respect to the performance units until they vest and shares of class B common stock are issued.

(6)	The grant-date fair value of the performance units for 2011 was computed in accordance with FASB ASC Topic 718 based on our expectations as of the grant date regarding the probable level achievement under the award. We assumed the maximum level of achievement under the award.

III. Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows the outstanding equity awards held by our named executive officers at the end of fiscal year 2011.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Harrison	320,000(1)	$18,736,000

(1)	This amount reflects the number of unvested performance units, each with respect to one share of our class B common stock, as of December 31, 2011 under the Performance Unit Award Agreement with Mr. Harrison. On March 6, 2012, our Compensation Committee determined that the third 40,000 share increment of the performance unit award vested in full based on our performance during fiscal year 2011. As of March 6, 2012, there were 280,000 remaining unvested performance units subject to vesting in annual increments based on our performance during fiscal years 2012 through 2018.

(2)	The amount shown in this column is based on the closing price of our common stock ($58.55) on December 30, 2011, the last trading day of fiscal year 2011.

IV. 2011 Option Exercises and Stock Vested

The following table shows stock vested during the fiscal year ended January 1, 2012 for our named executive officers. None of our named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Mr. Harrison	40,000(1)	$2,378,400

(1)	This amount reflects the number of shares of class B common stock that vested in fiscal year 2011 under Mr. Harrison’s Performance Unit Award Agreement.

(2)	The amount shown in the “Value Realized on Vesting” column is based on the closing price of our common stock ($59.46) on March 8, 2011.

V. 2011 Pension Benefits

We maintain a traditional, tax-qualified pension plan (the “Pension Plan”) for certain non-union employees, including the named executive officers. On June 20, 2006, the Pension Plan stopped accepting new participants and the benefits under the plan for existing participants were frozen. We also maintain the Officer Retention Plan, a supplemental nonqualified retirement plan (the “ORP”), for key executives, including the named executive officers. The following table provides information regarding the Pension Plan and ORP for fiscal year 2011.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Harrison	Pension Plan	32	$708,150	—
	Officer Retention Plan	21	11,194,127	—
Mr. Elmore	Pension Plan	24	454,331	—
	Officer Retention Plan	15	5,722,807	—
Mr. Flint	Pension Plan	5	69,531	—
	Officer Retention Plan	8	2,121,212	—
Mr. Westphal	Pension Plan	22	432,370	—
	Officer Retention Plan	11	1,922,222	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	4	800,000	—

(1)	The amounts shown in this column are the actual number of years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans. See pages 88 to 92 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2012 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the ORP is determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On January 1, 2012, the plan benefit of each of the named executive officers, except for Mr. Harris, was based on the maximum average compensation permitted by the plan and provides an accrued benefit equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Mr. Harris was hired in January 2008 after the plan was frozen, so he is not a participant in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Payments made before participants reach 65 are reduced 7.75% for participants between the ages of 55 and 59 and 4.0% for participants between the ages of 60 and 64. Mr. Harrison, Mr. Elmore and Mr. Westphal are currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the participant’s accrued benefit will be payable to the participant’s surviving spouse.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, we maintain the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of our key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on their vested accrued benefit upon death, total disability or severance. Participants are also eligible to receive a benefit upon a change of control occurring before age 60. The benefits payable upon death, total disability, severance or a change of control are described beginning on page 38.

As of January 1, 2012, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)		Number of Years Payable (#)
Mr. Harrison	$1,624,960		15
Mr. Elmore	1,150,617		10
Mr. Flint	338,252		15
Mr. Westphal	221,177	*	10
Mr. Harris	431,481		10

*	Mr. Westphal retired at the end of 2011. Amount represents actual annual benefit payable.

VI. 2011 Nonqualified Deferred Compensation

We maintain the Supplemental Savings Incentive Plan, a nonqualified deferred compensation plan (the “SSIP”), for our key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2011.

Name	Executive Contribution in Fiscal Year 2011 ($)(1)	Company Contributions in Fiscal Year 2011 ($)(2)	Aggregate Earnings in Fiscal Year 2011 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 1, 2012 ($)(4)
Mr. Harrison	$51,488	$25,744	$345,694	—	$4,251,528
Mr. Elmore	41,880	20,940	730,700	$132,965	7,015,024
Mr. Flint	354,169	15,835	54,800	—	1,640,766
Mr. Westphal	—	—	196,743	42,355	1,980,357
Mr. Harris	26,646	13,323	(2,965)	—	204,868

(1)	All amounts shown in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$72,509, Mr. Elmore—$141,525, Mr. Flint—$5,536, Mr. Westphal—$37,842 and Mr. Harris—$0.

(4)	Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. Harrison—$2,093,615, Mr. Elmore—$2,825,513, Mr. Flint—$699,232, Mr. Westphal—$631,211 and Mr. Harris—$188,256.

Participants in the SSIP may elect to defer up to 50% of their annual base salary and 100% of their annual bonus and awards under the Long-Term Performance Plan.

We currently match up to 50% of the first 6% of base salary deferred. We may also make discretionary contributions to participants’ accounts. For 2006 through 2008, we made “transition contributions” as described in our proxy statement for the 2009 annual meeting of stockholders.

Participants are immediately vested in all amounts of salary and bonus deferred by them. Our contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by us become fully vested upon retirement, death or a change of control.

Amounts deferred by participants and contributions made by us before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal Year 2011” and “Aggregate Balance at January 1, 2012” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by us on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by us, which are similar to the choices available under our 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least 2 years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (1) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (2) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change of control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change of control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change of control is provided in the following section.

VII.  2011 Potential Payments Upon Termination or Change of Control

The following table shows the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of our company. The amounts shown assume termination of employment or a change of control on December 31, 2011. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination without Cause	Termination for Cause	Death	Disability	Retirement(1)	Change of Control
J. Frank Harrison, III
Officer Retention Plan(2)	$9,515,008	—	$11,194,127	$11,194,127	$9,515,008	$14,411,990
Supplemental Savings Incentive Plan(2)	4,251,528	$4,251,528	4,251,528	4,251,528	4,251,528	4,251,528
Performance Units(3)	—	—	—	—	—	2,342,000
Annual Bonus Plan	—	—	1,024,347	1,024,347	1,024,347	864,428

Total	$13,766,536	$4,251,528	$16,470,002	$16,470,002	$14,790,883	$21,869,946
William B. Elmore
Officer Retention Plan(2)	$4,578,246	—	$5,722,807	$5,722,807	$4,578,246	$8,000,000
Supplemental Savings Incentive Plan(2)	7,015,024	$7,015,024	7,015,024	7,015,024	7,015,024	7,015,024
Annual Bonus Plan	—	—	833,185	833,185	833,185	703,110
Long-Term Performance Plans(4)	—	—	1,645,141	1,645,141	1,645,141	1,645,141

Total	$11,593,270	$7,015,024	$15,216,157	$15,216,157	$14,071,596	$17,363,275
Henry W. Flint
Officer Retention Plan(2)	$1,803,030	—	$2,121,212	$2,121,212	$1,803,030	$3,000,000
Supplemental Savings Incentive Plan(2)	1,640,766	$1,640,766	1,667,576	1,640,766	1,640,766	1,667,576
Annual Bonus Plan	—	—	535,547	535,547	—	451,938
Long-Term Performance Plans(4)	—	—	985,179	985,179	—	985,179

Total	$3,443,796	$1,640,766	$5,309,514	$5,282,704	$3,443,796	$6,104,693
Steven D. Westphal
Officer Retention Plan(2)	$1,537,778	—	$1,922,222	$1,922,222	$1,537,778	$3,000,000
Supplemental Savings Incentive Plan(2)	1,980,357	$1,980,357	1,980,357	1,980,357	1,980,357	1,980,357
Annual Bonus Plan	—	—	329,549	329,549	329,549	278,100
Long-Term Performance Plans (4)	—	—	650,700	650,700	650,700	650,700

Total	$3,518,135	$1,980,357	$4,882,828	$4,882,828	$4,498,384	$5,909,157
James E. Harris
Officer Retention Plan(2)	$400,000	—	$800,000	$800,000	$400,000	$3,000,000
Supplemental Savings Incentive Plan(2)	187,904	$187,904	204,868	187,904	—	204,868
Annual Bonus Plan	—	—	319,950	319,950	—	270,000
Long-Term Performance Plans(4)	—	—	559,062	559,062	—	559,062

Total	$587,904	$187,904	$1,883,880	$1,866,916	$400,000	$4,033,930

(1)	Mr. Harrison, Mr. Flint, Mr. Elmore and Mr. Westphal would have been eligible to receive payments under the Supplemental Savings Incentive Plan upon retirement on December 31, 2011 because each of them has attained age 55. Mr. Harrison, Mr. Elmore and Mr. Westphal would have been eligible to receive a payment under the Annual Bonus Plan upon retirement on December 31, 2011 because each has attained age 55 and completed 20 years of service. Mr. Elmore and Mr. Westphal would have been eligible to receive a payment under the Long-Term Performance Plans upon retirement on December 31, 2011 because each has attained age 55 and completed 20 years of service.

(2)	Amounts shown for the Officer Retention Plan and Supplemental Savings Incentive Plan assume payment as a lump sum as of December 31, 2011. Participants may elect to receive payments in monthly installments over 10, 15 or 20 years based on the present value of the benefit computed using applicable discount rates under the plan.

(3)	Amount reflects the vesting of 40,000 performance units. The value was determined by multiplying the number of vested performance units by the market price of our common stock on December 30, 2011 ($58.55).

(4)	Amounts payable under the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the 2009-2011 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in 2012 and 2013.

Our executive officers, including the named executive officers, do not have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of our existing compensation and benefit plans in connection with the termination of their employment or a change of control of our company. The following narrative describes the terms of those plans as they relate to a termination of employment or change of control.

Officer Retention Plan

The Officer Retention Plan, the material terms of which are described beginning on page 36, contains special provisions for severance, death, total disability or a change of control.

In the event of death or total disability, each participant becomes fully vested in the amount of their accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 50, with the vesting percentage increasing by 5% each year after the age of 50 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In the event of a “change of control” of our company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change of control” occurs under the ORP:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the board of directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the board of directors and (ii) a greater percentage of the votes regarding the election of the board of directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets of our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our company with another entity where we are not the surviving entity.

The death benefit under the ORP is payable in a single lump sum. The other severance and change of control benefits are payable in equal monthly installments over 10, 15 or 20 years, as elected by the named executive officer. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded monthly. The change of control benefit is also payable in a single lump sum at the election of each officer.

Under the ORP, each participant has generally agreed not to compete with us for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change of control.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan also provides for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change of control. A “termination of employment” occurs upon a participant’s severance, retirement or attainment of age 55 while totally disabled. The definition of a “change of control” is the same definition used for the ORP, as described above. The material terms of the SSIP, including the options to receive lump sum or installment payments, are described beginning on page 37.

Performance Unit Award Agreement

The material terms of the CEO’s Performance Unit Award Agreement are described beginning on page 28.

In the event of a “change of control,” 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. The definition of a “change of control” is the same definition used for the ORP, as described above.

If Mr. Harrison’s employment terminates for any reason other than a change of control (including death or disability), all unvested performance units will lapse and be forfeited.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 23, provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of total disability, retirement or death during any fiscal year, a participant is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change of control,” each participant would be entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (a) after attaining age 60, (b) after attaining age 55 and completing 20 years of service or (c) as the result of total disability. The definition of a “change of control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 25, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” in the Long-Term Performance Plan is the same as the definition used in the Annual Bonus Plan, as described above. The definition of a “change of control” is the same as the definition used in the Officer Retention Plan, as described above.

Consideration of Risk Related to Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the Compensation Discussion and Analysis beginning on page 19, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

—	Motivating our executive officers to achieve Coke Consolidated’s annual and long-term strategic goals;

—	Appropriately taking into account risk and reward in the context of our business environment and long-range business plans;

—	Being affordable and appropriately aligned with stockholder interests; and

—

Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel, have considered risk as they designed the various elements of our compensation programs.

We note the following factors with respect to the determination that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

—	The belief that our compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

—	While Coke Consolidated does not engage in compensation benchmarking, we do retain a compensation consultant to conduct comparative studies of our executive compensation relative to peer companies;

—

Our Annual Bonus Plan and Long-Term Performance Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date. In addition, the performance units awarded to our Chief Executive Officer vest based upon Coke Consolidated achieving the specified corporate performance goals under the Annual Bonus Plan;

—

The specific corporate performance goals for our Annual Bonus Plan and Long-Term Performance Plan are initially developed based on our annual budget. Our Chief Financial Officer, Vice Chairman and Treasurer then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the Chairman and Chief Executive Officer of Coke Consolidated before being presented to, reviewed with and approved by the Committee; and

—

Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Equity Compensation Plan Information

The following table provides information as of January 1, 2012, concerning our outstanding equity compensation arrangements as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	320,000	0	0
Equity compensation plans not approved by security holders	0	0	0

Total	320,000	0	0
(1)	Relates to the Performance Unit Award Agreement with Mr. Harrison that was approved by our stockholders on April 29, 2008.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock and class B common stock beneficially owned on March 12, 2012 by each director and director nominee, named executive officer and all directors and executive officers as a group. Information about the beneficial ownership of the common stock and class B common stock owned by Mr. Harrison is shown on page 6.

Name	Class	Amount and Nature of Beneficial Ownership		Percentage Of Class
H.W. McKay Belk	Common Stock	320	(1)	*
Alexander B. Cummings, Jr.	Common Stock	0		—
Sharon A. Decker	Common Stock	0		—
William B. Elmore	Common Stock	1,000	(2)	*
Morgan H. Everett	Common Stock	0	(3)	—
Deborah H. Everhart	Common Stock	0	(4)	—
Henry W. Flint	Common Stock	0		—
James E. Harris	Common Stock	0		—
William H. Jones	Common Stock	100	(2)	*
James H. Morgan	Common Stock	0		—
John W. Murrey, III	Common Stock	1,000		*
Steven D. Westphal	Common Stock	0		—
Dennis A. Wicker	Common Stock	0		—
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison) (21 persons)	Common Stock	2,426		*

*	Less than 1% of the outstanding shares of such class.

(1)	Includes 100 shares held by Mr. Belk as custodian for certain of his children.

(2)	Held jointly with his wife.

(3)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership – FH1 and 78,596 shares of class B common stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(4)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership – DH1 and 78,595 shares of class B common stock held by a trust for the benefit of Ms. Everhart. Ms. Everhart has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required to furnish us copies of all ownership reports they file. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

H.W. McKay Belk, James H. Morgan and Dennis A. Wicker served on the Compensation Committee in fiscal year 2011. None of the directors who served on the Compensation Committee in fiscal year 2011 has ever served as one of our officers or employees. During fiscal year 2011, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or Compensation Committee.

Related Person Transactions

Transactions with The Coca-Cola Company

Our business consists primarily of the production, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company, which is the sole owner of the secret formulas for the concentrates or syrups used to make these products. Accordingly, we engage in various transactions with The Coca-Cola Company. The Coca-Cola Company owned 34.8% of our outstanding common stock, which represented 5.1% of the total voting power of our common stock and class B common stock voting together, as of March 12, 2012. As of March 12, 2012, The Coca-Cola Company owned 26.9% of our total outstanding common stock and class B common stock on a combined basis.

Concentrates and Syrups; Marketing Programs

We have entered into various agreements with The Coca-Cola Company that entitle us to produce, market and distribute in our exclusive territory The Coca-Cola Company’s nonalcoholic beverages in bottles, cans and five gallon pressurized pre-mix containers. These agreements with The Coca-Cola Company generally entitle us to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. We have also entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to us at prices no greater than those charged to other bottlers party to agreements substantially similar to those between us and The Coca-Cola Company.

In addition, we entered into an agreement with The Coca-Cola Company to test an incidence-based concentrate pricing model for 2008 for all sparkling beverages for which we purchase concentrate from The Coca-Cola Company. During the term of the incidence-based pricing agreement, the pricing of such concentrate is governed by the incidence-based pricing model rather than the other agreements that we have with The Coca-Cola Company. Under the incidence-based pricing model, the concentrate price The Coca-Cola Company charges is impacted by a number of factors, including our pricing of finished products, the channels in which the finished products are sold and package mix. For 2009 through 2011, we continued to purchase concentrate under the incidence-based pricing model and did not purchase concentrates at standard concentrate prices as was the practice in prior years. We have extended our agreement with The Coca-Cola Company for the purchase of concentrate under the incidence-based pricing model through 2013 under the same terms as 2009 through 2011.

Our agreements with The Coca-Cola Company generally require us to use all approved means and spend such funds on advertising and other forms of marketing as may be reasonably required to satisfy demand for The Coca-Cola Company’s beverage products in our territories. We are required to meet annually with The Coca-Cola Company to present our marketing, management and advertising plans for the upcoming year, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

Coke Consolidated relies extensively on advertising and sales promotion in the marketing of its products. The Coca-Cola Company and other beverage companies that supply concentrates, syrups and finished products to the Company have historically made substantial marketing and advertising expenditures to promote sales in the local territories served by us. We also benefit from national advertising programs conducted by The Coca-Cola

Company and other beverage companies. Certain of the marketing expenditures by The Coca-Cola Company and other beverage companies are made pursuant to annual arrangements.

While The Coca-Cola Company has provided us with marketing funding support in the past, our bottling agreements generally do not obligate The Coca-Cola Company to do so. Coke Consolidated has however entered into agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will offer marketing funding to us in a manner consistent with its dealing with comparable bottlers. A more detailed discussion of our beverage agreements with The Coca-Cola Company can be found beginning on page 2 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

The following table summarizes the significant transactions between us and The Coca-Cola Company during fiscal year 2011:

Transactions	Amount (In millions)
Payments by us for concentrate, syrup, sweetener and other purchases	$399.1
Payments by us for customer marketing programs	51.4
Payments by us for cold drink equipment parts	9.3
Marketing funding support payments to us	47.3
Fountain delivery and equipment repair fees paid to us	11.4
Presence marketing funding support provided by The Coca-Cola Company on our behalf	4.1
Payments to us to facilitate the distribution of certain brands and packages to other bottlers	2.0

Piedmont Coca-Cola Bottling Partnership

In 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by one of our wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. We own a 77.3% interest in the Partnership and The Coca-Cola Company owns a 22.7% interest in the Partnership. The initial term of the Partnership is through 2018, but the Partnership can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

We manufacture and package products and manage the Partnership pursuant to a management agreement. We receive a fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. The term of the management agreement is through 2018, but can be terminated early in the event of certain change of control events, a termination of the Partnership or a material default by either party. During fiscal year 2011, we received management fees of $27.7 million from the Partnership. We sell product at cost to the Partnership. These sales amounted to $109.1 million in fiscal year 2011. We sublease various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $4.3 million in fiscal year 2011.

We have agreed to provide up to $100.0 million in revolving credit loans to the Partnership under an agreement that expires December 31, 2015. The Partnership pays us interest on the loans at a rate equal to our average cost of funds plus 0.50% (6.6% at January 1, 2012). On January 1, 2012, the aggregate outstanding principal balance of the loans was $17.8 million.

We have a production arrangement with Coca-Cola Refreshments USA, Inc. (formerly, Coca-Cola Enterprises, Inc.), a wholly-owned subsidiary of The Coca-Cola Company (“Refreshments”), to buy and sell finished products at cost. Sales to Refreshments under this arrangement were $55.0 million in fiscal year 2011. Purchases from Refreshments were $23.4 million in fiscal year 2011. In addition, Refreshments began distributing one of Coke Consolidated’s own brands in the first quarter of 2010. Total sales to Refreshments for this brand were $16.8 million in fiscal year 2011.

Amended and Restated Stock Rights and Restrictions Agreement

On January 27, 1989, we entered into a Stock Rights and Restrictions Agreement (the “Stock Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (a) not to acquire additional shares of common stock or class B common stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of class B common stock without first converting them into common stock except in certain circumstances.

On February 19, 2009, we entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and Mr. Harrison. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of our class B common stock into an equivalent number of shares of our common stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

—

so long as no person or group controls more of our voting power than is collectively controlled by Mr. Harrison, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of our stock for the benefit of the descendents of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of our stock without our consent;

—

so long as no person or group controls more of our voting power than is controlled by the Harrison Family, we have a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of our stock;

—

we have the right through January 27, 2019 to call for redemption of the number of shares of our stock that would reduce The Coca-Cola Company’s equity ownership in our company to 20% at a price not less than $42.50 per share, which is either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

—	The Coca-Cola Company has certain registration rights with respect to shares of our stock owned by it; and

—

as long as The Coca-Cola Company holds the number of shares of our stock that it currently owns, it has the right to have its designee proposed by us for nomination to our board of directors, and Mr. Harrison and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of common stock for an equivalent number of shares of class B common stock in the event any person or group acquires control of more of our voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminates certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain equity and voting percentages in our company and its preemptive right to acquire shares of our stock.

Alexander B. Cummings, Jr. is The Coca-Cola Company’s designee on our board of directors. Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company.

Termination of Voting Agreement and Irrevocable Proxy

The Coca-Cola Company and Mr. Harrison were also parties to a Voting Agreement dated January 27, 1989 (the “Former Voting Agreement”), pursuant to which Mr. Harrison agreed to vote his shares of common stock and class B common stock for a designee of The Coca-Cola Company for election as a director on our board of directors. In connection with the Voting Agreement, The Coca-Cola Company also granted to Mr. Harrison an irrevocable proxy with respect to all shares of class B common stock and common stock owned by The Coca-Cola Company covering all matters on which the holders of such shares were entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions. In connection with entering into the Amended Rights and Restrictions Agreement, as described above, the parties terminated the Voting Agreement and Irrevocable Proxy effective February 19, 2009.

Other Related Person Transactions

Along with all other Coca-Cola bottlers in the United States, we are a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 to facilitate various procurement functions and the distribution of beverage products of The Coca-Cola Company and to enhance the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement for the majority of our raw materials (excluding concentrate) in fiscal year 2011. We paid $.4 million in fiscal year 2011 to the Sales and Services Company for our share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $5.2 million on January 1, 2012. Refreshments is also a member of the Sales and Services Company.

We lease the Snyder Production Center and an adjacent sales facility, which are located in Charlotte, North Carolina, from Harrison Limited Partnership One (“HLP”) pursuant to a lease with a ten-year term extending through December 31, 2020. HLP is directly and indirectly owned by trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries. Ms. Everett is a permissible, discretionary beneficiary of the trusts that directly or indirectly own HLP. The base rent under the lease agreement will increase by 3% for each 12-month period. Total payments under the lease agreement were $3.4 million in fiscal year 2011. The principal balance outstanding under this capital lease as of January 1, 2012 was $25.8 million. The lease agreement was negotiated under the supervision of a special committee of the board of directors, comprised of independent directors with no interest in the transaction.

We also lease our corporate headquarters and an adjacent office building from Beacon Investment Corporation (“Beacon”), of which Mr. Harrison is the sole stockholder. The annual base rent we are obligated to pay under this lease is subject to adjustment for increases in the Consumer Price Index. The lease expires on December 31, 2021. Total payments under this lease were $3.9 million in fiscal year 2011. The principal balance outstanding under this capital lease as of January 1, 2012 was $27.1 million.

Certain trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries and Ms. Everett is a permissible, discretionary beneficiary have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of class B common stock acquired. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Coke Consolidated’s Annual Report on Form 10-K for the year ended January 1, 2012.

Submitted by the Compensation Committee of the board of directors.

Dennis A. Wicker, Chairman

H. W. McKay Belk

James H. Morgan

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the board of directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of Coca-Cola Bottling Co. Consolidated (the “Company”), including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2012. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company for the fiscal year ended January 1, 2012 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the board of directors.

H. W. McKay Belk, Chairman

Sharon A. Decker

William H. Jones

James H. Morgan

Dennis A. Wicker

Proposal 2: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012. We are presenting this selection to our stockholders for ratification at the annual meeting.

PricewaterhouseCoopers LLP audited our consolidated financial statements and internal control over financial reporting for fiscal year 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Approval of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 2.

Abstentions will be counted as votes present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The board of directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended January 1, 2012 and January 2, 2011 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2011	FY 2010
Audit Fees(1)	$622,145	$543,830
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$622,145	$543,830

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of our annual consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

The Audit Committee has delegated pre-approval authority to its Chairperson when necessary due to timing considerations. Any services approved by the Chairperson must be reported to the full Audit Committee at its next scheduled meeting.

The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies, and the fees for the services performed to date.

Proposal 3: Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan

Approval Proposal

On March 6, 2012, the Compensation Committee of the board of directors adopted, subject to stockholder approval, the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan (the “Annual Bonus Plan”).

The board of directors is submitting the Annual Bonus Plan to our stockholders for approval of the material terms pursuant to which performance-based compensation is to be paid under the Annual Bonus Plan. The Annual Bonus Plan is intended to comply with the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code. In accordance with the requirements of Section 162(m), the stockholders initially approved the Annual Bonus Plan on April 27, 2007. To continue to comply with the requirements of Section 162(m), the stockholders must re-approve the material terms of the Annual Bonus Plan every five years. Upon approval by the stockholders, payments under the Annual Bonus Plan will be exempt from the provisions of Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the three other most highly compensated executive officers (other than our Chief Financial Officer) for the last completed fiscal year.

The Annual Bonus Plan has been amended to provide the Company more flexibility in determining the performance measures under the Annual Bonus Plan. Other than in that area, the principal features of the Annual Bonus are unchanged from the terms of the Annual Bonus Plan approved by the stockholders in 2007. The Annual Bonus Plan is summarized below. This summary is subject to the full terms and provisions of the Annual Bonus Plan which is included at the end of this proxy statement as Appendix C.

Description of the Annual Bonus Plan

The purpose of the Annual Bonus Plan is to promote the best interests of our company and stockholders by providing key management employees with additional incentives to assist us in meeting and exceeding our business goals. The Annual Bonus Plan provides compensation that is designed to motivate our executive officers to achieve our annual strategic and financial goals, provide a reasonable balance between fixed and performance-based elements of compensation and attract and retain officers with the skills that we need to be successful.

The Annual Bonus Plan is administered by the Compensation Committee of the board of directors or, at the discretion of the Compensation Committee, a subcommittee of the Compensation Committee consisting only of those members of the Compensation Committee who are “outside directors” for purposes of Section 162(m). The Compensation Committee will select participants (based on management recommendations) to be eligible to receive cash awards under the Annual Bonus Plan. The Compensation Committee is authorized to grant such cash awards to any officer, including officers who are directors, and to other employees who hold key positions. Approximately 17 employees, including each of the named executive officers, are currently participants in the Annual Bonus Plan. Directors who are not employees of our company are not eligible for participation in the Annual Bonus Plan.

The total cash bonus that may be awarded to a participant under the Annual Bonus Plan is determined by multiplying such participant’s base salary by three factors: (1) the participant’s Approved Bonus Percentage Factor; (2) the participant’s Indexed Performance Factor; and (3) an Overall Goal Achievement Factor.

The “Approved Bonus Percentage Factor” for each participant is determined by the participant’s position with our company and is based upon the relative responsibility and contribution to our performance attributed to such position. The maximum Approved Bonus Percentage factor for any participant is 100%.

The “Indexed Performance Factor” for each participant is determined by such participant’s actual performance during the fiscal year, as evaluated by the Compensation Committee at year end. In order to satisfy the requirements of Section 162(m) that all “performance-based compensation” be determined in accordance with an objective formula, the Annual Bonus Plan provides that the Indexed Performance Factor will be fixed at 1.5 for all participants who are “covered employees” under Section 162(m).

The “Overall Goal Achievement Factor” will be determined for each fiscal year by our performance in relation to annual goals established by the Compensation Committee for performance measures selected by the Compensation Committee. The possible performance measures are: (1) return on equity; (2) revenue or revenue growth; (3) earnings before interest and taxes or before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes and amortization; (5) operating income; (6) pre- or after-tax income; (7) cash flow; (8) cash flow per share; (9) net earnings; (10) earnings per share; (11) return on invested capital; (12) return on assets; (13) economic value added (or an equivalent metric); (14) stock price performance; (15) total stockholder return; (16) improvement in or attainment of expense levels; (17) improvement in or attainment of working capital levels; (18) debt reduction, or (19) net debt. Prior to this amendment and restatement, the available performance measures were revenue, earnings before interest and taxes and net debt reduction. The measures are weighted each year based on the Compensation Committee’s determination of the relative importance of a particular measure for a given year. The Overall Goal Achievement Factor will be calculated by multiplying the weightage factor (ranging from 0% to 100% for each performance measure as determined by the Compensation Committee) by the goal achievement percentage for the level of performance achieved with respect to each performance measure.

The level of performance achieved with respect to each performance measure will be determined after taking into account (1) any gains or losses from the sale of assets outside the ordinary course of business; (2) any gains or losses from discontinued operations, (3) any extraordinary gains or losses; (4) the effects of accounting changes; (5) any unusual, nonrecurring, transition, one-time or similar items or charges; (6) the diluted impact of goodwill on acquisitions; and (7) any other items that the Committee determines; provided, however, that for awards intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall specify the items to be excluded in writing at the time such an award is granted.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure or the manner in which we conduct our business or other events or circumstances render the performance measures unsuitable, the Committee may modify the performance measures or the related minimum acceptable level of achievement under the Annual Bonus Plan unless such action would result in the loss of an otherwise available exemption of the bonus award under Section 162(m).

Although the formula described above permits a precise, objective calculation of the annual bonuses to be paid to each participant, the Compensation Committee has discretion to decrease or eliminate awards under the Annual Bonus Plan. In accordance with Section 162(m), the Compensation Committee’s discretionary authority may only be exercised in a manner which reduces, rather than increases, the amount of any participant’s bonus award as calculated in accordance with such formula. In no event will any individual participant receive a bonus under the Annual Bonus Plan for any single fiscal year in excess of $2 million.

Payment of cash awards under the Annual Bonus Plan with respect to a fiscal year will be made no later than March 31 of the following fiscal year, after the Compensation Committee has determined the level of attainment with respect to the performance goals. In addition, the Compensation Committee may provide for the deferred payment of any bonus award in accordance with procedures established by the Compensation Committee, our Supplemental Savings Incentive Plan or any other plan providing for deferred compensation, and in accordance with Section 409A of the Internal Revenue Code. Except as provided below, participants must be actively employed by us on the last day of the applicable fiscal year in order to receive a bonus payment. The Compensation Committee has discretion to approve a prorated award for any employee who assumes a key position with our company during the fiscal year, provided that any such participant has been employed by us for at least three calendar months during the fiscal year.

In the event of the total disability, retirement or death of any participant during any fiscal year, and in the event of the subsequent attainment of the performance goals applicable to such participant, such participant will be entitled to a pro rata bonus based on the portion of the fiscal year completed by the participant. In the event of a “change in control,” each participant will be entitled to receive, within fifteen days following the occurrence of the change in control, a pro rata portion of the participant’s award for the fiscal year, based on the portion of the fiscal year completed, assuming that a Goal Achievement Factor of 100% has been earned as of the date of the change in control.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and:

(a)	after attaining age 60;

(b)	after attaining age 55 and completing 20 years of service; or

(c)	as the result of total disability.

For purposes of the Annual Bonus Plan, a “change in control” will occur in the following circumstances:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the board of directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the board of directors and (ii) a greater percentage of the votes regarding the election of the board of directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets of our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our company with another entity where we are not the surviving entity.

If a participant’s employment is terminated for any reason, other than total disability, retirement, death or a change in control of our company, the participant will forfeit any right to an award under the Annual Bonus Plan. In unusual circumstances, however, the Compensation Committee may waive such forfeiture in its sole discretion.

The Compensation Committee is authorized to amend, modify or terminate the Annual Bonus Plan retroactively at any time, in part or in whole, in any manner that would not cause payments to “covered employees” under the Annual Bonus Plan to cease to qualify as “performance-based compensation” under Section 162(m). Any amendment that would cause payments to “covered employees” under the Annual Bonus Plan to cease to qualify as “performance-based compensation” under Section 162(m) requires the approval of our full board of directors.

Federal Income Tax Consequences

Bonuses awarded under the Annual Bonus Plan will be taxable to the participants when paid. If a participant is eligible and elects to defer a payment of any bonus award, the participant will recognize taxable income when the deferred bonus is paid to the participant. All payments under the Annual Bonus Plan should qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code that is fully deductible by the Company for federal income tax purposes.

Required Vote and Recommendation

The affirmative vote of holders of a majority of the total votes of our common stock and class B common stock present in person or by proxy and entitled to vote on the proposal at the 2012 Annual Meeting of Stockholders, voting together as a single class, is required to approve the Annual Bonus Plan.

The board of directors recommends that the stockholders vote FOR the approval of the Annual Bonus Plan.

Proposal 4: Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan

Approval Proposal

On March 6, 2012, the Compensation Committee of the board of directors adopted, subject to stockholder approval, the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan (the “Long-Term Plan”).

The board of directors is submitting the Long-Term Plan to our stockholders for approval of the material terms pursuant to which performance-based compensation is to be paid under the Long-Term Plan. The Long-Term Plan is intended to comply with the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code. In accordance with the requirements of Section 162(m), the stockholders initially approved the Long-Term Plan on April 27, 2007. To continue to comply with the requirements of Section 162(m), the stockholders must re-approve the material terms of the Long-Term Plan every five years. Upon approval by the stockholders, payments under the Long-Term Plan will be exempt from the provisions of Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the three other most highly compensated executive officers (other than our Chief Financial Officer) for the last completed fiscal year.

The Long-Term Plan expands the available performance measures used in calculating awards under the plan, permits awards to be paid in the form of stock as well as cash (“Incentive Awards”), at the election of the Compensation Committee, expands the types of awards the Compensation Committee may grant to eligible Participants to include options to buy shares of Company common stock (“Options”) and shares of stock or units denominated in shares of stock subject to transfer restrictions (“Restricted Stock” or “Restricted Stock Units”) and permits awards to non-employee directors of the Company.

The Long-Term Plan is summarized below. This summary is subject to the full terms and provisions of the Long-Term Plan which is included at the end of this proxy statement as Appendix D.

Description of the Long-Term Plan

Purpose. The purposes of the Long-Term Plan are to (1) recognize and reward certain officers and employees for achieving performance goals consistent with our long-term business plans, (2) provide the ability for such officers and employee and non-employee directors to receive long-term awards payable in common stock and (3) promote our ability to hire and retain management talent by ensuring that total pay opportunities remain competitive yet affordable. To accomplish these purposes, the Long-Term Plan provides for periodic grants of cash, stock, restricted stock, restricted stock units and stock options to be earned over performance periods covering multiple years.

Administration and Eligibility. The Long-Term Plan is administered by the Compensation Committee of the board of directors or, at the discretion of the Compensation Committee, a subcommittee of the Compensation Committee consisting only of those members of the Compensation Committee who are “outside directors” for purposes of Section 162(m). The Compensation Committee selects participants to be eligible to receive awards under the Plan. The Compensation Committee is authorized to grant awards to any employee who performs services for us on a substantially full-time basis. Approximately 19 employees and non-employee directors, including each of the named executive officers, are currently participants in the Long-Term Plan.

Awards. The Compensation Committee may elect to grant awards to eligible employees and non-employee directors in cash, shares of common stock of the Company (“Common Stock”), Options, Restricted Stock or Restricted Stock Units.

Incentive Awards.  With respect to any Incentive Award, the Compensation Committee will establish dollar amounts to which a participant shall be entitled upon attainment of applicable performance measures. With respect to each performance measure, the Compensation Committee will establish (1) a threshold level of performance under which the participant shall not be entitled to any Incentive Award payment, (2) a target level of performance at which the participant shall be entitled to the targeted Incentive Award payment, (3) a maximum level of performance at which the participant shall be entitled to the maximum payment under the Incentive Award, (4) the calculation methods to be used for the performance period and (5) the relative weightings of the performance measures for the performance period. The performance measures established by the Compensation Committee are intended to satisfy the “objective compensation formula” requirements of Section 162(m).

No participant will be eligible to earn an Incentive Award for any performance period in excess of $2 million.

Incentive Award payments will be paid in cash or shares of Common Stock no later than March 15 following the end of the applicable performance period, after the Compensation Committee has determined the level of attainment with respect to the performance goals. In addition, the Compensation Committee may provide for the deferred payment of any Incentive Award in accordance with procedures established by the Compensation Committee, our Supplemental Savings Incentive Plan or any other plan providing for deferred compensation, and in accordance with Section 409A of the Internal Revenue Code.

Participants must be employed by us through the end of a performance period in order to receive an Incentive Award payment except in the case of total disability, retirement, death or a change in control. A pro rata portion of the participant’s Incentive Award shall be paid to the participant or his beneficiary after the end of a performance period in the event of total disability, retirement or death of such participant after completion of the first year of the performance period but prior to the end of such period and in the event of subsequent attainment of the applicable performance measures. In addition, if any change in control occurs prior to the end of a performance period, each participant will be entitled to receive a pro rata portion of the participant’s target Incentive Award payable within 15 days of the change in control, based on the portion of the performance period completed through the date of the change in control.

For purposes of the Plan, the definitions of “retirement” and “change in control” are identical to the definitions of those terms in the Annual Bonus Plan, as described above under “Proposal 3: Approval of Amended and Restated Annual Bonus Plan.” If a participant’s employment is terminated for any reason, other than total disability, retirement, death or a change in control of our company, the participant will forfeit any right to an award under the Plan. In unusual circumstances, however, the Compensation Committee may waive such forfeiture in its sole discretion.

Options.  Options granted under the Plan may be incentive stock options (“ISOs”) or nonqualified stock options. A stock option entitles the participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Compensation Committee at the time the option is granted, but the price cannot be less than the shares’ fair market value on the date of grant. The option price may be paid in cash or, with the Compensation Committee’s consent, with shares of Common Stock, or a combination of cash and Common Stock. Options may be exercised at such times and subject to achievement of such performance objectives or other conditions as may be prescribed by the Compensation Committee. The maximum period in which an option may be exercised will be fixed by the Compensation Committee at the time the option is granted but cannot exceed ten years.

No employee may be granted ISOs that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. No participant may be granted options in any calendar year for more than 50,000 shares of Common Stock

Restricted Stock and Restricted Stock Unit Awards.  The Plan also permits the grant of shares of Common Stock as Restricted Stock or Restricted Stock Units as awards. A Restricted Stock award shall constitute an immediate transfer of the ownership of Common Stock to the participant entitling the participant to voting, dividend and other ownership rights but shall be forfeitable or otherwise restricted until certain conditions are satisfied. A

Restricted Stock Unit shall represent the right to receive a share of Common Stock upon the satisfaction of certain conditions. These conditions may include, for example, a requirement that the participant complete a specified period of service or that certain performance objectives be achieved. The objectives may be based on the performance measures described below.

No participant may be granted Restricted Stock and Restricted Stock Unit awards in any calendar year for more than 50,000 shares.

Performance Measures.  Awards made under the Long-Term Plan may be made based on the relative achievement of performance measures as determined by the Compensation Committee. The Compensation Committee may describe performance measures in terms of our company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function in which the participant is employed. In addition, performance measures may be established relative to the performance of other companies. The performance measures applicable to any bonus award to a covered employee will be based on specific levels of achievement, as determined by the Compensation Committee, with respect to: (1) return on equity; (2) revenue or revenue growth; (3) earnings before interest and taxes or before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes and amortization; (5) operating income; (6) pre- or after-tax income; (7) cash flow; (8) cash flow per share; (9) net earnings; (10) earnings per share; (11) return on invested capital; (12) return on assets; (13) economic value added (or an equivalent metric); (14) stock price performance; (15) total stockholder return; (16) improvement in or attainment of expense levels; (17) improvement in or attainment of working capital levels; (18) debt reduction; or (19) net debt. Prior to this amendment and restatement, the available performance measures were (a) revenue; (b) earnings per share; (c) return on total assets; and (d) net debt/operating cash flow.

The level of performance achieved with respect to each performance measure will be determined after taking into account (1) any gains or losses from the sale of assets outside the ordinary course of business; (2) any gains or losses from discontinued operations; (3) any extraordinary gains or losses; (4) the effects of accounting changes; (5) any unusual, nonrecurring, transition, one-time or similar items or charges; (6) the diluted impact of goodwill on acquisitions; and (7) any other items that the Committee determines; provided, however, that for bonus awards intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall specify the items to be excluded in writing at the time such bonus award is granted.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure or the manner in which we conduct our business or other events or circumstances render the performance measures unsuitable, the Committee may modify the performance measures or the related minimum acceptable level of achievement under the Long-Term Plan unless such action would result in the loss of an otherwise available exemption of the bonus award under Section 162(m).

To promote long-term performance, the Committee will establish a multi-year period with which to evaluate performance, which will be at least two fiscal years in duration and commence on the first day of a fiscal year. Additionally, a new performance period may commence each fiscal year. In its discretion, the Compensation Committee may also grant successive bonus awards with overlapping performance periods to any participant.

Share Authorization.  A total of 250,000 shares of Common Stock may be issued under the Plan. The aggregate limitation on the number of shares of Common Stock that may be issued under the Plan will be adjusted, as the Compensation Committee determines is appropriate, in the event of a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares). The terms of outstanding awards and the limitations on individual grants also may be adjusted by the Compensation Committee to reflect such changes. Shares of Common Stock awarded under the Plan may be issued from the Company’s authorized but unissued shares, shares issued and reacquired by the Company or shares purchased in the open market for purposes of the Plan. The closing price of the Company’s common stock on March 12, 2012 was $63.68 per share.

Amendment and Termination.  The board of directors or the Compensation Committee may at any time amend or terminate the Long-Term Plan, in whole or in part, for any reason and without the consent of any participant or beneficiary. In accordance with Section 162(m), payments of any future awards under the Long-Term Plan are subject to the approval of the material terms of the Plan by our stockholders to the extent that the deductibility of such payments would be limited by Section 162(m). The board or the Compensation Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that the Committee may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the Plan may “reprice” outstanding options without the further approval of the stockholders of the Company or adversely affect any award previously granted under the Plan, without the written consent of the participant.

Federal Income Tax Consequences

The following is a brief general description of the consequences under the Internal Revenue Code and current federal income tax regulations of the receipt or exercise of awards under the Plan.

Incentive Awards.  A participant receiving Incentive Awards will not recognize income and the Company will not be allowed a tax deduction at the time the award is granted. When a participant receives payment of cash or shares of stock, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company.

Nonqualified Stock Options.  There will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted nonqualified stock option. However, the participant will realize ordinary income on the exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction. The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short-term or long-term capital gain, depending on the participant’s holding period.

Incentive Stock Options.  There will be no federal income tax consequences to either the Company or the participant upon the grant of an ISO or the exercise thereof by the participant, except that upon exercise of an ISO, the participant may be subject to alternative minimum tax on certain items of tax preference. If the participant holds the shares of Common Stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of Common Stock (the “required holding period”), the difference between the aggregate option price and the amount realized upon disposition of the shares of Common Stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other disqualifying disposition during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise over the aggregate option price, and the Company will be entitled to a federal income tax deduction equal to such amount.

Restricted Stock Awards.  Unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a Restricted Stock award will not recognize income, and the Company will not be allowed a tax deduction, until such time as the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At such time, the participant will recognize ordinary income equal to the fair market value of the Common Stock and the Company will be entitled to a corresponding tax deduction at that time (subject to Code Section 162(m) limitations).

Benefits To Named Executive Officers And Others

Any future awards under the Plan will be made at the discretion of the Compensation Committee. Consequently, it is not presently possible to determine either the future benefits or amounts that will be received by any particular person or group pursuant to the Plan.

Required Vote and Recommendation

The affirmative vote of holders of a majority of the total votes of our common stock and class B common stock present in person or by proxy and entitled to vote on the proposal at the 2012 Annual Meeting of Stockholders, voting together as a single class, is required to approve the Long-Term Plan.

The board of directors recommends that the stockholders vote FOR the approval of the Long-Term Plan.

Additional Information

Stockholder Proposals for the 2013 Annual Meeting

If any stockholder wishes to present a proposal to the stockholders of Coke Consolidated at the 2013 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 28, 2012. All stockholder proposals will need to comply with Rule 14a-8 of the Exchange Act. Pursuant to SEC rules, submitting a proposal will not guarantee that it will be included in the proxy materials.

If we receive notice of stockholder proposals after February 11, 2013, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

2011 Annual Report to Stockholders

This proxy statement is accompanied by our 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 1, 2012. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material.

Copies of this proxy statement and our 2011 Annual Report to Stockholders are available at www.proxyvote.com. A printed set of these materials, including a copy of our Form 10-K for the fiscal year ended January 1, 2012, is also available to stockholders without charge upon written request to James E. Harris, Senior Vice President, Shared Services and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

Appendix A

COCA-COLA BOTTLING CO. CONSOLIDATED

COMPENSATION COMMITTEE CHARTER

I.    Purpose

The primary purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (the “Company”) is to discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers and directors.

II.    Committee Membership

The Committee shall consist of no fewer than three members. Each member of the Committee shall qualify as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The members of the Committee and the Chairman of the Committee shall be appointed and removed by the Board.

III.    Meetings

The Committee shall meet as frequently as necessary to assure the proper discharge of its duties. A majority of the Committee shall constitute a quorum and any action taken shall be by majority vote or by unanimous written consent. The Committee may adopt such procedures as it deems desirable for the conduct of its affairs. The Committee shall maintain a record of its meetings.

IV.    Duties and Responsibilities

1.    The Committee shall determine the compensation of the executive officers and directors of the Company, including the approval of all equity grants and incentive and compensation plans.

2.    The Committee shall review and approve employment offers and arrangements, severance arrangements, retirement arrangements, change in control arrangements and any other special or supplemental benefits for each executive officer of the Company.

3.    In consultation with management, the Committee shall oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Code.

4.    The Committee shall review and discuss with management the Company’s disclosures under the “Compensation Discussion and Analysis” (“CD&A”) section of the Company’s proxy statement.

5.    The Committee shall prepare a Compensation Committee Report for inclusion in the Company’s proxy statement, stating that the Committee has (a) reviewed and discussed the CD&A with management, and (b) based on such review and discussions, recommended to the Board that the CD&A be included in the Company’s proxy statement and Form 10-K.

6.    The Committee shall review any shareholder proposals relating to executive compensation and recommend to the Board the Company’s response to such proposals.

7.    The Committee shall periodically review and reassess the adequacy of this Charter and recommend any significant changes to the Board for approval.

8.    The Committee shall make regular reports to the Board.

A-1

Appendix B

COCA-COLA BOTTLING CO. CONSOLIDATED

EXECUTIVE COMMITTEE CHARTER

I.    Purpose

The primary purpose of the Executive Committee (the “Committee”) of the Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (the “Company”) is to assist the Board in handling matters which should not be postponed until a scheduled meeting of the Board.

II.    Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee and the Chairman of the Committee shall be appointed and removed by the Board and serve at the discretion of the Board.

III.    Meetings

The Committee shall meet as frequently as necessary to assure the proper discharge of its duties. A majority of the Committee shall constitute a quorum and any action taken shall be by majority vote or by unanimous written consent. The Committee may adopt such procedures as it deems desirable for the conduct of its affairs. The Committee shall maintain a record of its meetings.

IV.    Duties and Responsibilities

1.    In the management of the Company’s business and affairs, including but not limited to, the power and authority to declare dividends, authorize the issuance of stock and adopt a certificate of ownership and merger of the Company and its subsidiaries.

2.    The Committee shall recommend director candidates for nomination or appointment to the Board in accordance with the Corporate Governance and Nominating Guidelines of the Company.

3.    The Committee shall make regular reports to the Board as appropriate.

4.    The Committee shall periodically review and assess the adequacy of this Charter and recommend any significant changes to the Board for approval.

B-1

Appendix C

COCA-COLA BOTTLING CO. CONSOLIDATED

ANNUAL BONUS PLAN

(Amended and Restated Effective as of January 1, 2012)

I.     HISTORY AND PURPOSE

The Plan was originally adopted by the Company on December 17, 2006 and approved by Company stockholders on April 27, 2007. The purpose of the Plan is to promote the best interests of the Company and its shareholders by providing key management employees with additional incentives to assist the Company in meeting and exceeding its annual business goals. Effective as of January 1, 2012, the Plan is hereby amended and restated in its entirety to permit the use of alternative Company performance measures under the Plan.

II.     DEFINITIONS

Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:

A.	Affiliate: Any corporation or other entity with respect to which the Company owns, directly or indirectly, 100% of the corporation’s or other entity’s outstanding capital stock or other equity interest, and any other corporation or entity with respect to which the Company owns directly or indirectly 50% or more of such corporation’s or entity’s outstanding capital stock or other equity interest and which the Committee designates as an Affiliate.

B.	Board: The Board of Directors of the Company.

C.	Change in Control: Any of the following:

1.	The acquisition or possession by any person, other than Harrison Family Interests (as defined in Subparagraph v.A. of this Paragraph), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

2.	At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (A) more than 20% of the votes in the election of the Board and (B) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

3.	The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

4.

Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (A) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (B) after giving effect to the merger, a “Change in Control” under Subparagraph i. or ii. of this Paragraph would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subparagraphs i. and ii. of this Paragraph (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

5.	For purposes of this Paragraph:

a)	“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

b)	“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

c)	“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

d)	“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

e)	“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

Notwithstanding any other provision of this Paragraph, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of shareholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

D.	Code: The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

E.	Committee: The Compensation Committee of the Board or a subcommittee of such Committee consisting only of those members of the Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

F.	Company: Coca-Cola Bottling Co. Consolidated, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

G.	Participant: An employee of the Company or a Participating Company who has been granted an award under the Plan in accordance with Paragraph 5.

H.	Participating Company: Subject to the provisions of Paragraph 13, the Company and any Affiliate which adopts the Plan with the approval of the Committee for the benefit of its designated employees. Each Participating Company shall be deemed to appoint the Committee as its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company. The authority of the Committee to act as such agent shall continue until the Participating Company withdraws from the Plan or the Plan is terminated by the Committee. Exhibit A attached hereto contains a list of the Participating Companies.

I.	Performance Measures: The measurable performance objective or objectives established pursuant to the Plan and used in calculating the Overall Goal Achievement Factor in Paragraph 6. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Participating Company, division, department, region or function within the Participating Company in which the Participant is employed. The Performance Measures may be established relative to the performance of other companies. The Performance Measures shall be determined by the Committee, based on one or more of the following criteria, as may be determined by the Committee: (i) return on equity; (ii) revenue or revenue growth; (iii) earnings before interest and taxes or before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes and amortization; (v) operating income; (vi) pre- or after-tax income; (vii) cash flow; (viii) cash flow per share; (ix) net earnings; (x) earnings per share; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) stock price performance; (xv) total stockholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction, or (xix) net debt.

Each Performance Measure will be determined after taking into account any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items that the Committee determines; provided, however, that for awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall specify the items to be excluded in writing at the time such an award is granted.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a “covered employee” (as defined in Section 162(m) of the Code), where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Performance Measures or minimum acceptable level of achievement.

J.	Plan: The Coca-Cola Bottling Co. Consolidated Annual Bonus Plan, as contained herein and as it may be amended from time to time hereafter.

K.	Plan Administrator: The Vice Chairman, Vice President and Treasurer or such other person or persons designated by the Chief Executive Officer of the Company.

L.	Retirement: A Participant’s termination of employment with the Company and its Affiliates other than on account of death and:

1.	After attaining age 60;

2.	After attaining age 55 and completing 20 “years of service;” or

3.	As the result of Total Disability.

For purposes of determining a Participant’s “years of service” under Subparagraph ii. of this Paragraph, a Participant is credited with a year of service for any calendar year in which the Participant completes at least 1,000 hours of service, including periods of Total Disability and authorized leaves of absence and excluding periods of employment with Affiliates of the Company prior to becoming an Affiliate unless inclusion of such employment is approved by the Committee. “Hours of service” are credited in accordance with the provisions of the Company’s Savings Plan, as amended from time to time, as if that plan were in existence when the service was performed.

M.	Total Disability: A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a Participant shall not be considered to have a Total Disability if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot, or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.

III.    ADMINISTRATION

A.	Committee: The Plan will be administered by the Committee.

B.	Authority of Committee: In administering the Plan, the Committee is authorized to (i) establish guidelines for administration of the Plan, (ii) delegate certain tasks to management, (iii) make determinations under and interpret the terms of the Plan, (iv) make awards pursuant to the Plan and prescribe the terms and conditions of such awards consistent with the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (v) to take such other actions as may be necessary or desirable in order to carry out the terms, intent and purposes of the Plan; provided, however, that the Committee shall at all times be required to exercise these discretionary powers in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees” (as defined in Section 162(m) of the Code) to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Subject to the foregoing, all determinations and interpretations of the Committee will be binding upon the Participating Companies and each Participant.

IV.    ELIGIBILITY

The Committee is authorized to grant cash awards to any officer, including officers who are directors, and to other employees of a Participating Company and in key positions.

V.    PARTICIPATION

Management will recommend annually key positions which it recommends be granted awards under the Plan. Management will inform individuals in selected key positions of their participation in the Plan.

VI.    QUALIFICATION FOR AND AMOUNT OF AWARDS

A.	Performance Measures: Participants will qualify for awards under the Plan based on the achievement of one or more Performance Measures established for the fiscal year.

B.	Gross Cash Award: The total cash award to the Participant will be computed as follows:

Gross Cash Award =

Base Salary times

Approved Bonus % Factor times

Indexed Performance Factor times

Overall Goal Achievement Factor

Notwithstanding the above formula, the maximum cash award that may be made to any individual Participant based upon performance for any fiscal year shall be $2,000,000. Annex A illustrates a sample calculation of the Gross Cash Award.

C.	Base Salary: The Base Salary is the Participant’s base salary level for the fiscal year.

D.	Approved Bonus % Factor: The Approved Bonus % Factor is a number set by the Committee (not to exceed 100%) to reflect each Participant’s relative responsibility and the contribution to Company performance attributed to each Participant’s position with a Participating Company.

E.	Indexed Performance Factor: The Indexed Performance Factor is determined by the Committee prior to making payments of awards for each fiscal year, based on each individual’s performance during such fiscal year. Because the Committee is necessarily required to evaluate subjective factors related to each individual’s performance in order to arrive at this number, and because such evaluations cannot be made until after the close of the fiscal year to which the award relates, the Indexed Performance Factor will automatically be set at 1.5 for all Participants who are “covered employees” (as defined in Section 162(m) of the Code), in order to allow awards to such Participants to qualify as “performance-based compensation” that is not subject to the deduction limits of Section 162(m) of the Code.

F.	Overall Goal Achievement Factor: The Overall Goal Achievement Factor used in calculating the Gross Cash Award for each Participant each year will be determined by multiplying the weightage factor determined by the Committee for such year (which may be from 0% to 100% for each Performance Measure selected by the Committee) by the goal achievement percentage determined by the Committee for the level of performance achieved with respect to specified levels of, or growth or reduction in, such Performance Measure. Annex A illustrates the methodology for calculation of the Overall Goal Achievement Factor.

G.	Approval of Awards: The Committee will review and approve all awards. The Committee has the full and final authority in its discretion to adjust the Gross Cash Award determined in accordance with the formula described above in arriving at the amount of the award to be paid to any Participant; subject, however, to the limitation that such authority may be exercised in a manner which reduces (by using lower numbers for the Indexed Performance Factor or otherwise) or eliminates, but not in a manner which increases, the Gross Cash Award calculated in accordance with the formula prescribed in Subparagraph (b) of this Paragraph 6.

H.	Qualification for Award: Except as otherwise provided in Subparagraph (i) of this Paragraph 6, the Participant must be an active employee of the Company or an Affiliate on the last day of the applicable fiscal year to qualify for an award. If a Participant’s employment with the Company and all Affiliates is terminated, voluntarily or involuntarily, during a fiscal year for any reason other than those described in Subparagraph (i) of this Paragraph 6, the Participant shall forfeit any right to an award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part. Any employee who assumes a key position during a fiscal year may be eligible for a pro-rated award at the option of the Committee.

I.	Total Disability, Retirement or Death during Fiscal Year: In the event of the Total Disability, Retirement, or death of any Participant during any fiscal year, and in the event of the subsequent attainment of the Performance Measure applicable to such Participant, such Participant or such Participant’s designated beneficiary or estate, as applicable, shall be entitled to receive no later than the March 31 next following the close of the fiscal year to which such award relates, a pro rata portion of the Participant’s award based on the portion of the fiscal year completed through the date of the Participant’s Total Disability, Retirement or death.

J.	Change in Control: Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a fiscal year, within 15 days following the occurrence of the Change in Control, each Participant shall be entitled to receive a pro rata portion of the Participant’s award for the fiscal year, based on the portion of the fiscal year completed through the date of the Change in Control. For purposes of any award payment made pursuant to this Subparagraph (j), a goal achievement percentage of 100% shall be deemed to have been earned as of the effective date of the Change in Control for each Performance Measure.

VII.    PAYMENT DATE

A.	Payment Date: Except as provided in Subparagraph (b) of this Paragraph 7, awards shall be paid no later than the March 31 next following the close of the fiscal year to which such awards relate. In any event, the Committee shall provide written certification that the annual performance goals have been attained, as required by Section 162(m) of the Code, prior to any payments being made for any fiscal year.

B.	Deferral of Awards: A Participant may, in accordance with procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) and in accordance with the requirements of Section 409A of the Code, defer payment of an award under the SSIP. Thereafter, payment of any award so deferred will be subject to all provisions of the SSIP.

VIII.    AMENDMENT OR TERMINATION

A.	Amendment or Termination: The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of any Participating Company, Participant or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee. Notwithstanding the foregoing, any amendment which must be approved by the stockholders of the Company in order to comply with applicable law, the rules of the exchange on which shares of Common Stock are traded or to comply with the “performance-based compensation” requirements under Section 62(m) of the Code shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without shareholder approval. Without limiting the generality of the foregoing, the Committee may amend this Plan to eliminate provisions that are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation.

B.	Notice: Notice of any amendment or termination of the Plan shall be given by the Committee to all Participating Companies.

IX.    SHAREHOLDER APPROVAL REQUIREMENT

No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the shareholders of the Company consistent with the requirements of Section 162(m). In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

X.    WITHHOLDING

The Company shall have the authority and the right to deduct or withhold an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any award.

XI.    COMPLIANCE WITH CODE SECTION 409A

Except with respect to awards deferred pursuant to Paragraph 7(b), the Plan is not intended to provide any payments that constitute a “deferral of compensation,” as described in Treasury Regulations Section 1.409A-1(b). Notwithstanding the preceding sentence, to the extent the Plan or any payment made under the Plan is determined to be subject to the provisions of Section 409A of the Code, the Plan shall be interpreted, operated and administered consistent with this intent.

XII.    DESIGNATION OF BENEFICIARIES

A.	Beneficiary Designation: Every Participant shall file with the Plan Administrator a written designation of one or more persons as the beneficiary who shall be entitled to receive any amount payable under the Plan after the Participant’s death. A Participant may from time to time revoke or change such beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Plan Administrator concerning the effectiveness of any beneficiary designation and the identity of any beneficiary shall be final. If a beneficiary dies after the death of the Participant and prior to receiving the payment(s) that would have been made to such beneficiary had such beneficiary’s death not occurred, and if no contingent beneficiary has been designated, then for the purposes of the Plan the payment(s) that would have been received by such beneficiary shall be made to the beneficiary’s estate.

B.	No Beneficiary Named or in Existence: If no beneficiary designation is in effect at the time of a Participant’s death (including a situation where no designated beneficiary is alive or in existence at the time of the Participant’s death), any amounts payable under the Plan after the Participant’s death shall be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, to the Participant’s estate. If there is any doubt as to the right of any person to receive such payments, the Plan Administrator may direct the Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Company.

XIII.    WITHDRAWAL OF PARTICIPATING COMPANY

A.	Withdrawal of Participating Company: A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Committee prior written notice approved by resolution of its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Committee. A Participating Company shall withdraw from the participation in the Plan if and when it ceases to be an Affiliate. The Committee may require a Participating Company to withdraw from the Plan as of any withdrawal date the Committee specifies.

B.	Effect of Withdrawal: A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect the Participating Company’s obligations under awards made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before this withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

XIV.    MISCELLANEOUS

A.	No Right to Continued Employment: Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or any affiliate or affect the right of the Company or any affiliate to dismiss any employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between the Company and any employee or consideration for, or an inducement to or condition of, the employment of any employee. Unless a written contract of employment has been executed by a duly authorized representative of the Company, such employee is an “employee at will.”

B.	No Right to Designation as Participant: Designation as a Participant in the Plan for a fiscal year shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent fiscal year.

C.	Payment on Behalf of Payee: If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

D.	Nonalienation: No interest, expectancy, benefit, payment, claim or right of any Participant or beneficiary under the Plan shall be (i) subject in any manner to any claims of any creditor of the Participant or beneficiary, (ii) subject to the debts, contracts, liabilities or torts of the Participant or beneficiary or (iii) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Paragraph, such action shall be null and void and of no effect and the Committee and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.

If the Participant or beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event the Committee may hold or apply the same or any part thereof for the benefit of the Participant or beneficiary or the spouse, children, or other dependents of the Participant or beneficiary, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

E.	No Trust or Fund Created: The obligation of the Company to make payments hereunder constitutes a liability of the Company to a Participant or beneficiary, as the case may be. Such payments shall be made from the general funds of the Company and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made. Neither a Participant nor a beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person. The rights and claims of a Participant or a beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Company.

F.	Binding Effect: Obligations incurred by the Company pursuant to the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s beneficiary.

G.	Coordination with Other Company Benefit Plans: Any income Participants derive from payments pursuant to awards will not be considered eligible earnings for purposes of pension plans, savings plans, profit sharing plans or any other benefits plans sponsored or maintained by the Company or an affiliate unless expressly included by the provisions of any such plan.

H.	Entire Plan: This document, any written amendments hereto and any Annex or Exhibit attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

I.

Construction: Unless otherwise indicated, all references to articles, sections, paragraphs and subparagraphs shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and paragraphs have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

J.	Applicable Law: The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 6th day of March, 2012.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:                      /s/ Henry W. Flint

Officer’s Name:      Henry W. Flint

Officer’s Title:        Vice Chairman

Annex A

COCA-COLA BOTTLING CO. CONSOLIDATED

ANNUAL BONUS PLAN

BONUS CALCULATIONS FOR AWARD PAYMENTS

FOR

OVERALL GOAL ACHIEVEMENT FACTOR
Performance Measure	Weightage Factor	Goal	Goal Achievement	Incentive Level (From Applicable Performance Tables Below)	Bonus %
	(A)			(B)	(A x B)
[Insert Measure (ex. Revenue)]	TBD	Approved Budget	TBD	TBD	TBD
[Insert Measure (ex. Earnings Before Interest and Taxes (EBIT)]	TBD	Approved Budget	TBD	TBD	TBD
[Insert Measure (ex. Net Debt)]	TBD	Approved Budget	TBD	TBD	TBD

Calculated Overall Goal Achievement Factor					TBD

PERFORMANCE MEASURES
[Insert Measure (ex. Revenue)]		[Insert Measure (ex. EBIT)]		[Insert Measure (ex. Net Debt)]
Goal Achievement (in %)	Amount of Incentive (As a % of Maximum)	Goal Achievement (in %)	Amount of Incentive (As a % of Maximum)	Goal Achievement (in %)	Amount of Incentive (As a % of Maximum)

	TBD	TBD	TBD	TBD	TBD

GROSS CASH AWARD CALCULATION

Step 1: Base Salary x Approved Bonus % Factor = TBD

Step 2: Step 1 x Indexed Performance Factor = TBD

Step 3: Determine “Overall Goal Achievement Factor” in above table

Step 4: Calculate “Gross Cash Award”: Step 2 x Step 3 = Gross Cash Award

Exhibit A

COCA-COLA BOTTLING CO. CONSOLIDATED

ANNUAL BONUS PLAN

PARTICIPATING COMPANIES

PARTICIPATING COMPANY	DATE OF ADOPTION	DATE OF WITHDRAWAL

Coca-Cola Bottling Co. Consolidated	December 7, 2006
CCBCC, Inc.	December 7, 2006
Data Ventures, Inc.	December 7, 2006
ByB Brands, Inc.	December 7, 2006
Swift Water Logistics, Inc.	December 7, 2006
Red Classic Services, LLC	March 6, 2012

Appendix D

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE PLAN

(Amended and Restated Effective January 1, 2012)

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE PLAN

(Amended and Restated Effective January 1, 2012)

D-i

Exhibit A – Participating Companies

D-ii

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2012)

PREAMBLE

The Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan (the “Plan”) was originally adopted by the Company on December 17, 2006 and approved by Company stockholders on April 27, 2007. The purpose of this Plan is (i) to recognize and reward certain officers and employees of the Participating Companies for achieving performance goals reflective of the Participant Companies’ long range plan and longer term success, (ii) to provide the ability for such officers and employees and non-employee directors to receive long-term awards payable in Common Stock and (iii) to promote the Participating Companies’ ability to hire and retain management talent by ensuring that total pay opportunities remain competitive, yet affordable. Subject to stockholder approval as described in Section 7.2; effective as of January 1, 2012, the Plan is hereby amended and restated to provide for alternative performance measures and the issuance of stock based awards under the Plan.

ARTICLE I

DEFINITIONS

Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:

Section 1.1    Affiliate. Any corporation or other entity with respect to which the Company owns, directly or indirectly, 100% of the corporation’s or other entity’s outstanding capital stock or other equity interest, and any other corporation or entity with respect to which the Company owns directly or indirectly 50% or more of such corporation’s or entity’s outstanding capital stock or other equity interest and which the Committee designates as an Affiliate.

Section 1.2    Award. For any Participant, means the grant to a Participant of an Incentive Award in accordance with Section 3.2, an Option in accordance with Section 3.3 or Restricted Shares in accordance with Section 3.4 or any combination thereof, including Awards combining two or more types of Awards in a single grant.

Section 1.3    Award Agreement. An agreement between a Participating Company and a Participant setting forth the terms of an Award made to such Participant.

Section 1.4    Beneficiary. The beneficiary or beneficiaries designated by a Participant pursuant to Article V to receive the amounts, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

Section 1.5     Board. The Board of Directors of the Company.

Section 1.6    Change in Control. Any of the following:

(a)    The acquisition or possession by any person, other than Harrison Family Interests (as defined in Paragraph (e)(i) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

(b)    At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) more than 20% of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

(c)    The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

(d)    Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

(e)    For purposes of this Section:

(i)    “Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

(ii)    “person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

(iii)    “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

(iv)    “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

(v)    “subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

(f)    Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of stockholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

Section 1.7    Code. The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

Section 1.8    Committee. The Compensation Committee of the Board or a subcommittee of such Committee consisting only of those members of the Committee who are “outside directors” within the meaning of Section  162(m) of the Code.

Section 1.9    Common Stock. The common stock of the Company.

Section 1.10    Company. Coca-Cola Bottling Co. Consolidated, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

Section 1.11    Covered Employee. A Participant who is, or is determined by the Committee to be likely to become, a “covered employee” as described in Section 162(m) of the Code.

Section 1.12    Date of Grant. The date specified by the Committee on which a grant of Options or a grant or sale of Restricted Shares shall become effective.

Section 1.13    Effective Date. The Effective Date of the Plan, as amended and restated by this instrument, is January 1, 2012 subject to stockholder approval as described in Section 7.2.

Section 1.14    Employee. A person who is a common-law employee of a Participating Company.

Section 1.15    Incentive Award. The grant to a Participant of an Award in accordance with Section 3.2.

Section 1.16    Incentive Stock Option. An Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereof.

Section 1.17    Market Value. As of any particular date, (i) the closing sale price per share of Common Stock as reported on The NASDAQ Stock Market LLC or such other exchange on which Common Stock shares are then trading, if any, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a share of Common Stock as determined by the Committee.

Section 1.18    Non-Qualified Stock Option. An Option that is not an Incentive Stock Option.

Section 1.19    Option. A stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Award Agreement or in an Appendix to the Plan. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

Section 1.20    Optionee. The optionee named in an Award Agreement evidencing an outstanding Option.

Section 1.21    Option Price. The purchase price payable on exercise of an Option.

Section 1.22    Participant. An Employee or a non-Employee member of the Board who has been granted an Award under the Plan.

Section 1.23    Participating Company. Subject to the provisions of Article VI, the Company and any Affiliate which adopts the Plan with the approval of the Committee for the benefit of its designated Employees. Each Participating Company shall be deemed to appoint the Committee as its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company. The authority of the Committee to act as such agent shall continue until the Participating Company withdraws from the Plan or the Plan is terminated by the Company. Exhibit A attached hereto contains a list of the Participating Companies.

Section 1.24    Performance Measures. The measurable performance objective or objectives established pursuant to the Plan for Participants who have received Awards pursuant to the Plan. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Participating Company, division, department, region or function within the Participating Company in which the Participant is employed. The Performance Measures may be established relative to the performance of other companies. The Performance Measures applicable to any Award to a Covered Employee shall be based on specified levels of achievement, as determined by the Committee, with respect to: (a) return on equity; (b) revenue or revenue growth; (c) earnings before interest and taxes or before interest, taxes, depreciation and amortization; (d) earnings before interest, taxes and amortization; (e) operating income; (f) pre- or after-tax income; (g) cash flow; (h) cash flow per share; (i) net earnings; (j) earnings per share; (k) return on invested capital; (l) return on assets; (m) economic value added (or an equivalent metric); (n) stock price performance; (o) total stockholder return; (p) improvement in or attainment of expense levels; (q) improvement in or attainment of working capital levels; (r) debt reduction, or (s) net debt.

Each Performance Measure will be determined after taking into account any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items that the Committee determines; provided, however, that for Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall specify the items to be excluded in writing at the time such Award is granted.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee, where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Performance Measures or minimum acceptable level of achievement.

Section 1.25    Performance Period. A multi-year period designated by the Committee within which the Performance Measures relating to an Award are to be achieved. Each Performance Period will be of at least 2 fiscal years duration as determined by the Committee and will commence on the first day of a fiscal year. A new Performance Period may commence each fiscal year as determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, grant successive Awards with overlapping Performance Periods to any Participant.

Section 1.26    Plan. The Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan, as contained herein and as it may be amended from time to time hereafter.

Section 1.27    Plan Administrator. The Vice Chairman, Vice President and Treasurer or such other person or persons designated by the Chief Executive Officer of the Company.

Section 1.28    Restricted Period. The period during which Restricted Shares are subject to forfeiture.

Section 1.29    Restricted Shares or Restricted Share Units. Common Stock or units denominated in Common Stock granted pursuant to Section 3.4 of the Plan that is forfeitable by the Participant until the completion of a specified period of future service or until otherwise determined by the Committee or in accordance with the terms of the Plan and an Award Agreement.

Section 1.30    Retirement. Termination of employment with the Company and its Affiliates other than on account of death and:

(a)    After attaining age 60;

(b)    After attaining age 55 and completing 20 “years of service;” or

(c)    As the result of Total Disability.

For purposes of determining a Participant’s “years of service” under Subsection (c) of this Section, a Participant is credited with a year of service for any calendar year in which the Participant completes at least 1,000 hours of service, including periods of Total Disability and authorized leaves of absence and excluding periods of employment with Affiliates of the company prior to becoming an Affiliate unless inclusion of such employment is approved by the Committee. “Hours of service” are credited in accordance with the provisions of the Company’s Savings Plan, as amended from time to time, as if that plan were in existence when the service was performed.

Section 1.31    Total Disability. A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such a plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a Participant shall not be considered Totally Disabled if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot, or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1    Eligibility. Awards may be granted under the Plan from time to time by the Committee to Employees who perform services for a Participating Company on a substantially full-time basis and to any member of the Board who is not an Employee. Unless otherwise determined by the Committee, “substantially full-time basis” means average work hours in excess of 35 per week.

ARTICLE III

GRANT OF AWARDS

Section 3.1    General.

(a)    Grants of Awards: Awards may be granted under the Plan at any time and from time to time as the Committee shall determine. Awards may be granted as Incentive Awards in accordance with Section 3.2, Options in accordance with Section 3.3 or Restricted Shares in accordance with Section 3.4.

(b)    Shares Available Under the Plan:

(i)    Subject to adjustment as provided in Section 3.1(b)(ii) and Section 8.6 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Options, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Awards granted under Section 3.2 of the Plan or (D) in payment of dividend equivalents paid with respect to Restricted Share Awards made under the Plan shall not exceed in the aggregate 250,000 shares of Common Stock. Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

(ii)    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in the number of shares of Common Stock available in Section 3.1(b)(i) above or otherwise specified in the Plan or in any Award granted hereunder if the number of shares actually delivered differs from the number of shares previously counted in connection with an Award. Shares of Common Stock subject to an Award that are canceled, expired, forfeited, settled in cash or are otherwise terminated without a delivery of Common Stock to the Participant will again be available for Awards. Shares withheld in payment of the exercise price or taxes relating to an Award and shares surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares of Common Stock delivered to the Participant and shall not be available for Awards under the Plan. This Section 3.1(b)(ii) shall apply to the number of shares of Common Stock reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

(c)    Award Limitations: Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year be granted:

(i)    an Award of Options, in the aggregate, for more than 50,000 shares of Common Stock,

(ii)    an Award of Restricted Shares and Restricted Share Units covering more than 50,000 shares of Common Stock;

(iii)    an Incentive Award of more than $2,000,000.

Section 3.2    Incentive Awards.

(a)    Award Agreements: The Committee may establish Performance Measures applicable to any Incentive Award in an Award Agreement, or in an Appendix to the Plan. The Committee shall establish the amounts to which a Participant shall be entitled upon attainment of the applicable Performance Measures. With respect to any Performance Measure applicable to an Incentive Award, the Committee shall select (i) a minimum level of performance (“Threshold”) under which the Participant shall not be entitled to any payment under the Incentive Award, (ii) an expected level of performance (“Target”) at which the Participant shall be entitled to the targeted payment under the Incentive Award, (iii) a maximum level of performance (“Maximum”) at which the Participant shall be entitled to the maximum payment under the Incentive Award, (iv) the calculation methods to be used for the Performance Period, and (v) the relative weightings of the Performance Measures for the Performance Period. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide, in the relevant Award Agreement or in an Appendix to the Plan, that performance below a stated level of performance with respect to any Performance Measure applicable to an Incentive Award (or other general benchmark selected by the Committee with respect to such Award) shall result in no payment being made to the Participant under such Incentive Award irrespective of whether any particular level of performance was achieved by the Participant with respect to any other Performance Measures applicable to the Award. The Performance Measures established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).

(b)    Determination of Awards: As soon as practicable (but not later than the first March 31) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and what Incentive Awards have been earned, and shall notify each Participant of his or her entitlement, if any, to the payment of an Incentive Award.

(c)    Vesting of Awards: Except as otherwise provided in Section 3.2(e) with respect to death, Total Disability, or Retirement or in Section 3.2(f) with respect to a Change in Control, Incentive Awards may be earned only by those Participants who remain Employees through the end of the term of the Award.

(d)    Payment of Awards: Except as otherwise provided in Section 3.2(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 31 next following the end of the applicable Performance Period. Incentive Awards may be paid in cash, in Common Stock or in a combination of cash or Common Stock as determined by the Committee and as specified in an Award Agreement or in an Appendix to the Plan. The number of shares of Common Stock payable to a Participant to settle an Incentive Award payment shall be determined by dividing the amount of the Incentive Award payable in cash by the Market Value of the shares of the Company’s Common Stock on the last trading day of the Performance Period.

(e)    Total Disability, Death or Retirement: In the event of the Total Disability, Retirement or death of any Participant after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to such Participant, such Participant or such Participant’s designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 31 next following the end of the applicable Performance Period, a pro rata portion of the Participant’s Incentive Award based on the portion of the Performance Period completed through the date of the Participant’s Total Disability, Retirement or death. If the Participant’s employment with all Participating Companies is terminated, voluntarily or involuntarily, prior to the end of the applicable Performance Period for any reason other than Total Disability, Retirement or death, the Participant shall forfeit any right to an Incentive Award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part.

(f)    Change in Control. Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a Performance Period, within 15 days following the occurrence of the Change in Control, each Participant shall be entitled to receive a pro rata portion of the Participant’s Incentive Award for any Performance Period incomplete as of the date of the Change in Control, based on the portion of the Performance Period completed through the date of the Change in Control. For purposes of any Incentive Award payment made pursuant to this Section, the Target payout opportunities shall be deemed to have been earned as of the effective date of the Change in Control based on an assumed achievement of all relevant Performance Measures.

(g)    Deferral of Award. The Committee may provide for the deferred payment of an Incentive Award in accordance with procedures established by the Committee, which may be procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) or any other plan maintained by the Company providing for the deferral of compensation, and in accordance with the requirements of Section 409A of the Code. Thereafter, payment of any Incentive Award so deferred will be subject to all provisions of the SSIP or such other plan.

Section 3.3    Options.

(a)    Grant of Options: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Options to purchase shares of Common Stock. The Committee shall have the power to determine the number of shares of Common Stock subject to the Option to be granted to each Participant and the terms and conditions of such Awards. Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised. No Options shall be exercisable more than 10 years from the Date of Grant. No Option may provide for the payment of dividend equivalents to the Optionee.

(b)    Award Agreements: Each Option grant shall specify in an Award Agreement, or in an Appendix to the Plan such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve, including the following provisions:

(i)    The type of Option granted.

(ii)    The number of shares of Common Stock to which it pertains, subject to adjustments as provided in Section 8.6 of this Plan.

(iii)    The Option Price per share, which shall be equal to or greater than the Market Value per share of Common Stock on the Date of Grant.

(iv)    The period or periods of continuous service by the Optionee with the Company or any Affiliate that is necessary before the Option or installments thereof will become exercisable.

(v)    Any Performance Measures that must be achieved and the level of such achievement as a condition to the grant or exercise of such Options.

(c)    Payment of the Option Price: The Committee shall establish procedures governing the exercise of Options. Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee, (iii) by a combination of such methods of payment. To the extent permitted by law, any grant may provide for payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates (a “cash-less exercise”) or (iv) any other method determined by the Committee, to the extent such method is legally permissible and provide in the relevant Award Agreement.

Section 3.4    Restricted Shares or Restricted Share Units.

(a)    Grant of Restricted Shares or Restricted Share Units: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale to Participants of Restricted Shares or Restricted Share Units. The Committee shall have the power to determine the number of Restricted Shares or Restricted Share Units to be granted to each Participant, the Restricted Period, and other terms and conditions of such Awards. Each such grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to. Each such grant or sale of Restricted Share Units shall constitute an immediate transfer of the right for the Participant to receive an equivalent number of shares of Common Stock in consideration of the performance of services, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to. Restricted Stock Units shall not entitle a Participant to voting, dividend and other ownership rights unless and until the Restricted Period with respect to such Restricted Stock Units has expired and shares of Common Stock in respect of such Restricted Stock Units have been issued to the Participant. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per share of Common Stock at the Date of Grant.

(b)    Award Agreements: For each grant of Restricted Shares, the Committee shall specify in an Award Agreement, or in an Appendix to the Plan such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve, including the following provisions:

(i)    The number of Restricted Shares granted to each Participant.

(ii)    The duration of the Restricted Period. Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant.

(iii)    The transferability restrictions applicable during the Restricted Period which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(iv)    Any Performance Measures that must be achieved as a condition to the grant of Restricted Shares, or the achievement of which will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Performance Measures a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Measures.

(v)    Any grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying Award.

(c)    Legend: Any Common Stock issued to or in the name of a Participant in respect of Restricted Shares prior to the expiration of the Restricted Period shall be registered in the name of the Participant and shall bear such restrictive legend or be subject to such transfer restrictions as the Committee determines appropriate. Unless otherwise directed by the Committee, all Common Stock representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares.

ARTICLE IV

ADMINISTRATION

Section 4.1    Powers and Duties of the Committee. The Plan will be administered by the Committee. In administering the Plan, the Committee is authorized to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is authorized to set Performance Measures, measure the results and determine the amounts payable under Awards. While the Committee may not increase the amount payable under an Award for a Performance Period, it retains discretionary authority to reduce the amount that would otherwise be payable to a Participant under his or her Award if the Performance Measures are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the preceding provisions of this Section, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

ARTICLE V

DESIGNATION OF BENEFICIARIES

Section 5.1    Beneficiary Designation. Every Participant shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount of an Incentive Award payable under the Plan, exercise an Option or receive Restricted Shares under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Plan Administrator concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) or other rights that would have been given to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) or rights that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

Section 5.2    No Beneficiary Named or in Existence. If no Beneficiary designation is in effect at the time of a Participant’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Participant’s death), any amounts payable or rights due under the Plan after the Participant’s death shall be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, to the Participant’s estate. If there is any doubt as to the right of any person to receive such payments, the Plan Administrator may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Participating Company.

ARTICLE VI

WITHDRAWAL OF PARTICIPATING COMPANY

Section 6.1    Withdrawal of Participating Company. A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Committee prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Committee. A Participating Company shall withdraw from participation in the Plan if and when it ceases to be an Affiliate. The Committee may require the Participating Company to withdraw from the Plan as of any withdrawal date the Committee specifies.

Section 6.2    Effect of Withdrawal. A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect the Participating Company’s obligations under Awards made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before this withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE VII

AMENDMENT OR TERMINATION OF THE PLAN

Section 7.1    Right to Amend or Terminate Plan. The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of any Participating Company, Participant or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee. Notwithstanding the foregoing, any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the exchange on which shares of Common Stock are traded shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without shareholder approval. Without limiting the generality of the foregoing, the Committee may amend this Plan to eliminate provisions that are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.

Section 7.2    Stockholder Approval. No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the stockholders of the Company consistent with the requirements of Section 162(m) of the Code. In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval by the stockholders of the Company at such other times as required by Section 162(m)(4)(C)(ii) of the Code. The Plan may not be amended to reduce the Option Price of any outstanding Option, and no Option shall be cancelled and replaced with an Option having a lower Option Price, without further approval of the stockholders of the Company.

Section 7.3    Termination of the Plan. No grant of Awards shall be made under this Plan after December 31, 2021, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

Section 7.4    Notice. Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to all Participating Companies.

ARTICLE VIII

GENERAL PROVISIONS AND LIMITATIONS

Section 8.1    No Right to Continued Employment. Nothing contained in the Plan shall give any Employee the right to be retained in the employment of a Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee. Unless a written contract of employment has been executed by a duly authorized representative of a Participating Company, such Employee is an “employee at will.”

Section 8.2    No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by an Award until he or she shall have become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect of any such shares, except as otherwise specifically provided for in this Plan or an Award Agreement.

Section 8.3    No Right to Designation as Participant. Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods.

Section 8.4    Payment on Behalf of Payee. If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Plan Administrator so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and every Participating Company therefor.

Section 8.5    Nonalienation. No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. Notwithstanding the foregoing, the Committee may permit an Award to be assigned or transferred by will or the laws of distribution. Except as authorized by the Committee, Options shall be exercisable during the Optionee’s lifetime only by the Optionee or by his or her legal representative.

If the Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate, and in such event the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.

Section 8.6    Adjustments. The Committee shall make or provide for such adjustments in the number of shares of Common Stock covered by outstanding Options granted hereunder, in the Option Price provided in outstanding Options, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Transaction”). Notwithstanding the foregoing, to the extent that a Corporate Transaction involves a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Stock underlying outstanding Awards under this Plan to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend (an “Equity Restructuring”), the Committee shall be required to make or provide for such adjustments set forth in the preceding sentence that, in its sole discretion, are required to equalize the value of the outstanding Awards under this Plan before and after the Equity Restructuring. In the event of any Corporate Transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3.1 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 8.6; provided, however, that any such adjustment shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify. Notwithstanding the foregoing, no adjustment shall be required pursuant to this Section 8.6 if such action would cause an Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A of the Code with respect to an outstanding Award.

Section 8.7    No Trust or Funding Created. The obligations of each Participating Company to make payments hereunder constitutes a liability of such Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company; and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between any Participating Company and a Participant or any other person. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of any Participating Company.

Section 8.8    Binding Effect. Obligations incurred by any Participating Company pursuant to the Plan shall be binding upon and inure to the benefit of such Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

Section 8.9    Coordination with Other Company Benefit Plans. Any income Participants derive from payments pursuant to Awards will not be considered eligible earnings for purposes of pension plans, savings plans, profit sharing plans or any other benefits plans sponsored or maintained by the Company or an Affiliate, unless expressly included by the provisions of any such plan.

Section 8.10    Entire Plan. This document and any Award Agreement, any written amendments hereto and any Appendix attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

Section 8.11    Withholding. Each Participating Company shall have the right to deduct from any payment under this Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

Section 8.12    Application of Section 409A of the Code. Except as otherwise provided in Section 3.2(g), the Plan is not intended to provide any payments that constitute a “deferral of compensation,” as described in Treasury Regulations Section 1.409A-1(b). Notwithstanding the preceding sentence, to the extent the Plan or any payment made under the Plan is determined to be subject to the provisions of Section 409A of the Code, the Plan shall be interpreted, operated and administered to comply with the requirements of Section 409A of the Code.

Section 8.13    Construction. Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

Section 8.14    Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 6th day of March, 2012.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:                      /s/ Henry W. Flint

Officer’s Name:      Henry W. Flint

Officer’s Title:        Vice Chairman

Exhibit A

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE PLAN

PARTICIPATING COMPANIES

PARTICIPATING COMPANY	DATE OF ADOPTION	DATE OF WITHDRAWAL

Coca-Cola Bottling Co. Consolidated	January 1, 2007
CCBCC, Inc.	January 1, 2007
Data Ventures, Inc.	January 1, 2007
ByB Brands, Inc.	January 1, 2007
Swift Water Logistics, Inc.	January 1, 2007
Red Classic Services, LLC	March 6, 2012

COCA-COLA BOTTLING CO. CONSOLIDATED 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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M42580-P20781                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COCA-COLA BOTTLING CO. CONSOLIDATED				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the listed nominees:
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	J. Frank Harrison, III	07) Deborah H. Everhart
	02)	H.W. McKay Belk	08) Henry W. Flint
	03)	Alexander B. Cummings, Jr.	09) William H. Jones
	04)	Sharon A. Decker	10) James H. Morgan
	05)	William B. Elmore	11) John W. Murrey, III
	06)	Morgan H. Everett	12) Dennis A. Wicker
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:									For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012.								☐	☐	☐
3.	Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan.								☐	☐	☐
4.	Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instruction)						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

M42581-P20781

COCA-COLA BOTTLING CO. CONSOLIDATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 8, 2012

The undersigned hereby appoints J. Frank Harrison, III and William B. Elmore, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Daylight Time on May 8, 2012, at the Marriott SouthPark, 2200 Rexford Road, Charlotte, NC 28211, and any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side